Exhibit 10.27

EXECUTION VERSION

FIRST AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF FEBRUARY 19, 2008

AMONG

RUTH’S CHRIS STEAK HOUSE, INC.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Sole Bookrunner,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Lead Arrangers

EXECUTION VERSION

SECTION 1.	DEFINITIONS	2
1.1	Certain Defined Terms	2
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	25
1.3	Other Definitional Provisions and Rules of Construction	26
1.4	Amendment and Restatement	26
SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	26
2.1	Commitments; Making of Loans; the Register; Optional Notes	26
2.2	Interest on the Loans	32
2.3	Fees	36
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty	37
2.5	Use of Proceeds	42
2.6	Special Provisions Governing Eurodollar Rate Loans	43
2.7	Increased Costs; Taxes; Capital Adequacy	45
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate	49
2.9	Replacement of a Lender	50
2.10	Increase in Commitments	51
SECTION 3.	LETTERS OF CREDIT	53
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	53
3.2	Letter of Credit Fees	55
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	55
3.4	Obligations Absolute	58
3.5	Nature of Issuing Lender’s Duties	59
SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	60
4.1	Conditions to Initial Revolving Loans and Swing Line Loans	60
4.2	Conditions to All Loans	65
4.3	Conditions to Letters of Credit	65

i

EXECUTION VERSION

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	66
5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	66
5.2	Authorization of Borrowing, etc.	67
5.3	Financial Condition	67
5.4	No Material Adverse Change; No Restricted Junior Payments	68
5.5	Title to Properties; Liens; Real Property; Intellectual Property	68
5.6	Litigation; Adverse Facts	69
5.7	Payment of Taxes	69
5.8	Governmental Regulation	69
5.9	Securities Activities	69
5.10	Employee Benefit Plans	70
5.11	Certain Fees	70
5.12	Environmental Protection	70
5.13	Employee Matters	71
5.14	Solvency	71
5.15	Matters Relating to Collateral	71
5.16	Disclosure	72
5.17	UFOC	72
5.18	Acquisition Agreement	72
5.19	Compliance with OFAC Rules and Regulations.	73
5.20	Foreign Assets Control Regulations, Etc.	73
SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS	73
6.1	Financial Statements and Other Reports	73
6.2	Existence, etc.	78
6.3	Payment of Taxes and Claims; Tax	78
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	78
6.5	Inspection Rights; Lender Meeting	80
6.6	Compliance with Laws, etc.	80
6.7	Environmental Matters	80
6.8	Execution of Subsidiary Guaranty and Collateral Documents After the Restatement Date	81

EXECUTION VERSION

SECTION 7.	COMPANY’S NEGATIVE COVENANTS	82
7.1	Indebtedness	83
7.2	Liens and Related Matters	83
7.3	Investments; Acquisitions	84
7.4	Contingent Obligations	86
7.5	Restricted Junior Payments	86
7.6	Financial Covenants	87
7.7	Restriction on Fundamental Changes; Asset Sales	87
7.8	Transactions with Shareholders and Affiliates	88
7.9	Sales and Lease-Backs	88
7.10	Conduct of Business	89
7.11	Amendments of Organizational Documents	89
7.12	Fiscal Year	89
7.13	UFOC	89
SECTION 8.	EVENTS OF DEFAULT	89
8.1	Failure to Make Payments When Due	90
8.2	Default in Other Agreements	90
8.3	Breach of Certain Covenants	90
8.4	Breach of Warranty	90
8.5	Other Defaults Under Loan Documents	90
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	91
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	91
8.8	Judgments and Attachments	91
8.9	Nonmonetary Judgments	92
8.10	Dissolution	92
8.11	Employee Benefit Plans	92
8.12	Change in Control	92
8.13	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	92
8.14	Failure to Consummate Acquisition	92
SECTION 9.	ADMINISTRATIVE AGENT	93
9.1	Appointment	93

EXECUTION VERSION

9.2	Powers and Duties; General Immunity	95
9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	96
9.4	Right to Indemnity	96
9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender	97
9.6	Collateral Documents and Subsidiary Guaranty	98
9.7	Duties of Other Agents	99
9.8	Administrative Agent May File Proofs of Claim	99
SECTION 10.	MISCELLANEOUS	100
10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	100
10.2	Expenses	103
10.3	Indemnity	104
10.4	Set-Off	105
10.5	Ratable Sharing	105
10.6	Amendments and Waivers	106
10.7	Independence of Covenants	107
10.8	Notices; Effectiveness of Signatures	108
10.9	Survival of Representations, Warranties and Agreements	109
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	109
10.11	Marshalling; Payments Set Aside	109
10.12	Severability	109
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	110
10.14	Release of Security Interest or Subsidiary Guaranty	110
10.15	Applicable Law	111
10.16	Construction of Agreement; Nature of Relationship	111
10.17	Consent to Jurisdiction and Service of Process	111
10.18	Waiver of Jury Trial	112
10.19	Confidentiality	112
10.20	Counterparts; Effectiveness	113
10.21	Successor Issuing Lender	113

EXECUTION VERSION

10.22	Patriot Act Notice.	114
10.23	Advertising, Promotion and Marketing.	114

v

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE

IV	FORM OF NOTICE OF PREPAYMENT

V	FORM OF REVOLVING NOTE

VI	FORM OF SWING LINE NOTE

VII	FORM OF COMPLIANCE CERTIFICATE

VIII	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

IX	FORM OF FIRST AMENDED AND RESTATED SUBSIDIARY GUARANTY

X	FORM OF FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

XI	FORM OF SOLVENCY CERTIFICATE

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SCHEDULES

1.1	EXISTING LETTERS OF CREDIT

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

5.1	COMPANY AND ITS SUBSIDIARIES

5.5	INTELLECTUAL PROPERTY

5.6	LITIGATION

5.12	ENVIRONMENTAL MATTERS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

-ii-

EXECUTION VERSION

RUTH’S CHRIS STEAK HOUSE, INC.

FIRST AMENDED AND RESTATED

CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED CREDIT AGREEMENT is dated as of February 19, 2008 and entered into by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO (each individually referred to herein as a “Lender” and collectively as “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and a co-lead arranger, Banc of America Securities LLC, as a co-lead arranger (together with Wells Fargo, in such capacity, “Co-Lead Arrangers”), Bank of America, N.A., as syndication agent (in such capacity “Syndication Agent”), and Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents (in such capacity, “Co-Documentation Agents”).

R E C I T A L S

WHEREAS, Company, certain lenders and Wells Fargo, as administrative agent, are parties to that certain Credit Agreement dated as of September 27, 2005, as amended pursuant to the First Amendment to Credit Agreement dated as of May 17, 2006 and the Second Amendment to Credit Agreement dated as of August 7, 2007 (the “Original Credit Agreement”);

WHEREAS, on the Restatement Date (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), Company will purchase the Acquired Business pursuant to the Acquisition Agreement;

WHEREAS, Lenders, at the request of Company, have agreed to increase the Commitments, the proceeds of which will be used (i) to fund the Acquisition Financing Requirements and (ii) together with the existing Commitments, to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries (including the acquisition of one or more Ruth’s Chris restaurant franchises to the extent permitted hereunder);

WHEREAS, Company desires to continue to secure all of the Obligations hereunder and under the other Loan Documents by a First Priority Lien, granted to Administrative Agent, on behalf of Lenders, on all of the Capital Stock of its Domestic Subsidiaries and 66% of the Capital Stock of certain of its Foreign Subsidiaries; and

WHEREAS, all of the Domestic Subsidiaries of Company desire to continue to guarantee the Obligations hereunder and under the other Loan Documents and to continue to secure their guaranties by a First Priority Lien, granted to Administrative Agent, on behalf of Lenders, on all of the Capital Stock of their Domestic Subsidiaries and 66% of the Capital Stock of certain of their Foreign Subsidiaries:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Co-Lead Arrangers, Syndication Agent, Co-Documentation Agents and Administrative Agent agree that the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

EXECUTION VERSION

Section 1. DEFINITIONS

1.1	Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“Acquired Business” means, collectively, Mitchell’s Fish Market (“Mitchell’s Fish Market”), operating under the names Mitchell’s Fish Market and Columbus Fish Market, and Cameron’s Steakhouse (“Cameron’s Steakhouse”), operating under the names Cameron’s Steakhouse and Mitchell’s Steakhouse.

“Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of November 6, 2007, by and among Company, Seller, and M. Cameron Mitchell and 1245 Properties, LLC, an Ohio limited liability company, as the interveners, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter.

“Acquisition EBITDA” means, for any period ending prior to March 29, 2009, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) pre-opening costs, (vii) administrative overhead costs not to exceed $4,500,000, (viii) management fees paid to M. Cameron Mitchell and CMR Management, Inc. in the aggregate not to exceed 4% of gross revenues of the Acquired Business for fiscal year 2007, and (ix) non-cash write-offs of restaurant assets, in the case of clauses (ii)-(ix), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income, all of the foregoing as determined on a combined basis for the Acquired Business in conformity with GAAP. For purposes of determining Acquisition EBITDA, references in the definitions of “Consolidated Net Income” and “Consolidated Interest Expense” to Company and its Subsidiaries shall be deemed to refer to the Acquired Business.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to finance the purchase price payable in connection with the Acquisition and (ii) to pay Transaction Costs.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

EXECUTION VERSION

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

“Agents” means Administrative Agent, Syndication Agent, Co-Documentation Agents, Co-Lead Arrangers, Supplemental Collateral Agents and Related Parties.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this First Amended and Restated Credit Agreement dated as of February 19, 2008.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any Fiscal Year is equal to $750,000 or less).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit VIII annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is  1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

EXECUTION VERSION

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Revolving Loans that are Base Rate Loans pursuant to subsection 2.2A.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, Florida, Louisiana or New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cameron’s Steakhouse” has the meaning assigned to that term in the definition of “Acquired Business.”

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Control” means any of the following: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Madison

EXECUTION VERSION

Dearborn and its Affiliates, existing stockholders as of the Closing Date and employees of Company and its Subsidiaries, becomes the beneficial owner, directly or indirectly of 20% or more of the issued and outstanding shares of capital stock of Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Company, (ii) the occurrence of a change in the composition of the Governing Body of Company such that a majority of the members of any such Governing Body are not Continuing Members; and (iii) the occurrence of any “Change in Control” as defined in Company’s Articles of Incorporation. As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means September 27, 2005, being the date on which the initial Loans were made under the Original Credit Agreement.

“Co-Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Co-Lead Arrangers” has the meaning assigned to that term in the introduction to this Agreement.

“Collateral” means, collectively, all of the property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Pledge Agreement.

“Collateral Documents” means the Pledge Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement, the Original Credit Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Communications” has the meaning assigned to that term in subsection 10.8.

EXECUTION VERSION

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated December 2007 prepared by Wells Fargo relating to the credit facilities evidenced by this Agreement.

“Consolidated Capital Expenditures” means, for any period and without duplication, the sum of the aggregate of all expenditures, including, to the extent not already included as an expenditure, the purchase price of any acquired Ruth’s Chris restaurant franchise, (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of any asset that is purchased with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the amount of such proceeds.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) non-cash write-offs or impairment of restaurant assets (including write-offs due to impairment of goodwill) and cash write-offs of the Manhattan UN Facility, (vii) non-recurring costs and expenses in connection with severance payments, hurricane and relocation costs, and business acquisition costs, (viii) ongoing non-cash GAAP costs in connection with, but not limited to, stock options, restricted stock, bank fees and pre-opening straight-line rent, in the case of clauses (ii)-(viii), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided that in the event Company or any of its Subsidiaries acquires a Ruth’s Chris restaurant franchise during such period, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis; provided further that Consolidated EBITDA for the Fiscal Quarters ending prior to March 29, 2009 shall include Acquisition EBITDA for such period as reflected in the financial statements of the Acquired Business for such period delivered to Company and Administrative Agent (as if the Acquired Business were acquired on the first day of such period).

“Consolidated EBITDAR” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA and (ii) Consolidated Rental Expense.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, and (iii) Consolidated Rental Expense, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

EXECUTION VERSION

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Restatement Date.

“Consolidated Leverage Ratio” means, as at any date, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarter period most recently ended as at such date.

“Consolidated Maintenance Capital Expenditures” means, for any period, Consolidated Capital Expenditures minus all such Consolidated Capital Expenditures relating to (i) developing, constructing and opening new restaurants, (ii) acquiring restaurant franchises, (iii) the Acquisition of the Acquired Business and (iv) major restaurant remodeling in excess of $500,000 for any restaurant location.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Rental Expense” means, for any period, the aggregate amount of all rents paid or payable during that period under all Real Property Operating Leases to which Company or any of its Subsidiaries is a party as lessee as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

EXECUTION VERSION

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Company who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

EXECUTION VERSION

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that none of Company, any Affiliate of Company, or any Person acting at the direction of, or in concert with, any such Person, shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, or (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA

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Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded upward to the nearest  1/16 of one percent) that appears on the Moneyline Telerate page 3750 (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) as the London interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date or (b) if such

EXECUTION VERSION

rate is not available at such time for any reason, the arithmetic average (rounded upward to the nearest  1/16 of one percent) of the offered quotations, if any, to first class banks in the London interbank Eurodollar market by Wells Fargo for Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Wells Fargo for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Revolving Loans that are Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Excess Net Asset Sale Proceeds” has the meaning assigned to that term in subsection 2.4A(iii)(a).

“Excess Net Insurance/Condemnation Proceeds” has the meaning assigned to that term in subsection 6.4C(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Company is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.9), any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment),

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to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, or (z) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv).

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.1 annexed hereto.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (ii)-(iv) of subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a quarterly fiscal period of Company and its Subsidiaries ending on the last Sunday in March, June, September and December of each calendar year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on the last Sunday in December of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Franchise EBITDA” means, for any period, with respect to each Ruth’s Chris restaurant franchise acquired by Company or any of its Subsidiaries during such period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, and (v) total amortization expense, in the case of clauses (ii)-(v), to the extent deducted in the calculation of Consolidated Net Income, determined for such franchise in

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conformity with GAAP. For purposes of determining Franchise EBITDA, references in the definitions of “Consolidated Net Income” and “Consolidated Interest Expense” to Company and its Subsidiaries shall be deemed to refer to such franchise.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 5938 Priestly Drive, Suite 200, Carlsbad, California 92008 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or

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words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Increase Effective Date” has the meaning assigned to that term in subsection 2.10.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

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“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each calendar year, commencing on the first such date to occur after the Restatement Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months “Interest Payment Date” shall also include the date that is three months after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company,), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Issuing Lender” means Wells Fargo, in its capacity as Issuing Lender.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires.

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“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Company pursuant to subsection 3.1 and shall include the Existing Letters of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Liquor License” has the meaning assigned to that term in the Acquisition Agreement.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

“Loan Party” means each of Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Madison Dearborn” means Madison Dearborn Capital Partners III, L.P.

“Manhattan UN Facility” means the property located at 885 Second Avenue, New York, New York.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole or (ii) the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

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“Metairie Offices” means Company’s offices located at 3321 Hessmer Avenue, Metairie, Louisiana.

“Mitchell’s Fish Market” has the meaning assigned to that term in the definition of “Acquired Business.”

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of Indebtedness by Company or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Notes” means one or more of the Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

EXECUTION VERSION

“Notice of Prepayment” means a notice substantially in the form of Exhibit IV annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Original Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

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“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permit” has the meaning assigned to that term in the Acquisition Agreement.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks as to deposit accounts, provided that, in each case, (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Company or any of its Subsidiaries owning the affected deposit account in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (b) such deposit account is not intended by Company or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account) to the bank, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (1) for amounts not yet overdue or (2) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (x) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (y) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8 or 8.9;

(v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

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(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi) Liens granted pursuant to the Collateral Documents; and

(xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easements or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” means an electronic delivery system (which may be provided by Administrative Agent, an Affiliate of Administrative Agent or any Person that is not an Affiliate of Administrative Agent), such as IntraLinks or a substantially similar electronic system.

“Pledge Agreement” means the First Amended and Restated Pledge and Security Agreement executed and delivered on the Restatement Date, substantially in the form of Exhibit X annexed hereto.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Wells Fargo publicly announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate

EXECUTION VERSION

and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Forma Basis” means, with respect to any determination of Consolidated EBITDA for any period, adjusting the calculation of Consolidated EBITDA to include, for each Ruth’s Chris restaurant franchise acquired by Company or any of its Subsidiaries during such period and not subsequently sold, transferred or otherwise disposed of prior to the end of such period, Franchise EBITDA for such period as reflected in the financial statements of such franchise for such period delivered to Company and Administrative Agent (as if such franchise were acquired on the first day of such period).

“Pro Rata Share” means the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Real Property Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any real property that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

EXECUTION VERSION

“Requisite Lenders” means at least two Lenders collectively having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

“Restatement Date” means the date on which all conditions set forth in subsections 4.1 and 4.2 are satisfied.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means February 19, 2013.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(i).

EXECUTION VERSION

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit V annexed hereto.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ programs/index.shtml, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country, or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Seller” means Cameron Mitchell Restaurants, LLC, an Ohio limited liability company.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair valuation and fair saleable value of the property of such Person is (1) greater than the total amount of debts and liabilities (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts and liabilities (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP) as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual liability.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the First Amended and Restated Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Restatement Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit IX annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Counterparty” means any Person that was a Lender or an Affiliate of a Lender at the time it entered into a Hedge Agreement with Company or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Subsidiary Guaranty.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(ii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(ii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VI annexed hereto.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

EXECUTION VERSION

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Company on or before the Restatement Date in connection with the transactions contemplated by the Loan Documents and the Acquisition Agreement.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UFOC” means Company’s Uniform Franchise Offering Circular.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall

EXECUTION VERSION

negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

1.3	Other Definitional Provisions and Rules of Construction

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” in a Loan Document shall be to Sections and subsections, respectively, of such Loan Document unless otherwise specifically provided. Section and subsection headings in this Agreement and other Loan Documents are included herein and therein for convenience of reference only and shall not constitute a part of this Agreement or such Loan Document for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.4	Amendment and Restatement

On the Restatement Date, the Original Credit Agreement shall be amended and restated as contemplated hereunder. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Original Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement and the Notes except to the extent such obligations are modified from and after the Restatement Date as provided in this Agreement, the Notes and the other Loan Documents.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsection 2.1A(i) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii).

EXECUTION VERSION

(i) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Restatement Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Revolving Lender’s Revolving Loan Commitment, as of the Restatement Date, is set forth opposite its name on Schedule 2.1 annexed hereto, and the Revolving Loan Commitment Amount, as of the Restatement Date, is $250,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(ii) Swing Line Loans.

(a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(i) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Restatement Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding

EXECUTION VERSION

reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4A(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (San Francisco time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 10.5.

EXECUTION VERSION

(c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4

EXECUTION VERSION

to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B. Borrowing Mechanics. Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 10:00 A.M. (San Francisco time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 10:00 A.M. (San Francisco time) on the proposed Funding Date. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other Person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

EXECUTION VERSION

C. Disbursement of Funds. All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Revolving Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (San Francisco time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(ii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Restatement Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

EXECUTION VERSION

D. The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Restatement Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Restatement Date (or, if such notice is delivered after the Restatement Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.

2.2	Interest on the Loans

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

EXECUTION VERSION

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four consecutive Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 4.1K or 6.1(iv); or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four consecutive Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 4.1K or 6.1(iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to	3.25:1.00	2.00%	0.75%

Greater than or equal to but less than	2.75:1.00 3.25:1.00	1.75%	0.50%

Greater than or equal to but less than	2.25:1.00 2.75:1.00	1.50%	0.25%

Greater than or equal to but less than	1.75:1.00 2.25:1.00	1.25%	0.00%

Less than	1.75:1.00	1.00%	0.00%

provided that, until the delivery of the Compliance Certificate for the first full Fiscal Quarter ending after the Restatement Date, the applicable margin for Revolving Loans that are Eurodollar Rate Loans shall be 1.75% per annum and for Revolving Loans that are Base Rate Loans shall be 0.50% per annum.

(ii) Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin shall be adjusted, such adjustment to become effective on the

EXECUTION VERSION

third succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until the third Business Day succeeding delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than eight Interest Periods outstanding at any time; and

EXECUTION VERSION

(vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $500,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $500,000 and multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (San Francisco time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. From and after the occurrence and during the continuation of any Event of Default if so elected by Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, from and after such occurrence, bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the

EXECUTION VERSION

interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees

A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Restatement Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four consecutive Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 4.1K or 6.1(iv):

	Consolidated Leverage Ratio	Commitment Fee Percentage
Greater than or equal to	3.25:1.00	0.250%

Greater than or equal to but less than	2.75:1.00 3.25:1.00	0.250%

Greater than or equal to but less than	2.25:1.00 2.75:1.00	0.225%

Greater than or equal to but less than	1.75:1.00 2.25:1.00	0.200%

Less than	1.75:1.00	0.175%

EXECUTION VERSION

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each calendar year, commencing on March 31, 2008, and on the Revolving Loan Commitment Termination Date; provided that until the delivery of the Compliance Certificate for the first full Fiscal Quarter ending after the Restatement Date, the applicable commitment fee percentage shall be 0.250% per annum. Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the applicable commitment fee percentage shall be adjusted, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate; provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

B. Other Fees. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty

A. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (San Francisco time) (in the case of Swing Line loans) or 10:00 A.M. (San Francisco time) (in the case of Base Rate Loans) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan or Base Rate Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than three Business Days’ prior written or telephonic notice given to Administrative Agent by 12:00 Noon (San Francisco time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Eurodollar Rate Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess

EXECUTION VERSION

of that amount. All written notices delivered pursuant to this subsection 2.4A(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4A(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than two Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall be in the form of a Notice of Prepayment and shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitment Amount shall be effective on the date specified in Company’s notice and shall be in proportion to each Revolving Lender’s Pro Rata Share.

(iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitment Amount shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4A(iv) and subsection 2.4C, and Company shall deliver to Administrative Agent a Notice of Prepayment in connection therewith:

(a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the first Business Day following the date of receipt by Company or any Subsidiary Guarantor of any amount in excess of $7,500,000 in the aggregate of Net Asset Sale Proceeds in respect of Asset Sales consummated after the Restatement Date and permitted by subsection 7.7 or otherwise approved by Administrative Agent and Requisite Lenders (but excluding any amounts of Net Asset Sale Proceeds from (1) sale and lease-back transactions relating to assets not owned by Company or any of its Subsidiaries on or prior to the Restatement Date applied in accordance with subsection 7.9(d) or (2) sales or other transfers of the Metairie Offices in accordance with subsection 7.7(vi)) (such excess amount being referred to herein as “Excess Net Asset Sale Proceeds”), Company shall either (x) prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Excess Net Asset Sale Proceeds or (y) so long as no Potential Event of Default or Event of Default shall have occurred and be

EXECUTION VERSION

continuing and to the extent that aggregate Excess Net Asset Sale Proceeds from the Restatement Date through the date of determination do not exceed $7,500,000, deliver to Administrative Agent an Officer’s Certificate setting forth (A) that portion of such Excess Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 360 days of such date of receipt and (B) the proposed use of such portion of such Excess Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of such Excess Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof; provided further, that if (i) Company, within 180 days of receipt of such Excess Net Asset Sale Proceeds, has not reinvested all or any portion of such Excess Net Asset Sale Proceeds as provided above and has not delivered to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Company has entered into one or more binding contractual commitments to so reinvest such Excess Net Asset Sale Proceeds, (ii) Company, within 360 days after the date of receipt of such Excess Net Asset Sale Proceeds, has not reinvested all or any portion of such Excess Net Asset Sale Proceeds as provided above or (iii) a Potential Event of Default or Event of Default shall have occurred and be continuing, Company shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) in the full amount of all such Excess Net Asset Sale Proceeds.

(b) Prepayments from Net Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any Subsidiary Guarantor of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Revolving Loans pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced to the extent required pursuant to subsection 6.4) in the full amount of all such Net Insurance/Condemnation Proceeds.

(c) Prepayments Due to Issuance of Indebtedness. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Restatement Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) in the full amount of all such Net Securities Proceeds.

(d) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4A(iii)(a)-(c), Company shall deliver to

EXECUTION VERSION

Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, or Net Securities Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitment Amount shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by Company in the applicable Notice of Prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4C, any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to subsection 2.4A(iii) shall be applied first to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, and second, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, and third, to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitment Amount to the full extent thereof, provided that to the extent any such reduction of the Revolving Loan Commitment Amount would result in the Total Utilization of Revolving Loan Commitments exceeding the Revolving Loan Commitment Amount, Company immediately shall Cash collateralize outstanding Letters of Credit by depositing the requisite amount in the Collateral Account. Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4A shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

EXECUTION VERSION

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (San Francisco time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

C. Application of Proceeds of Collateral and Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested

EXECUTION VERSION

by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds

A. Revolving Loans; Swing Line Loans. The proceeds of up to $96,000,000 of the Revolving Loans made on the Restatement Date shall be applied by Company to fund the Acquisition Financing Requirements. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes, which may include, among other things, (i) the acquisition of Ruth’s Chris restaurant franchises, (ii) the making of intercompany loans to any of Company’s wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes, and (iii) the repurchase of Company’s common stock in accordance with subsection 7.5(ii).

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

EXECUTION VERSION

2.6	Special Provisions Governing Eurodollar Rate Loans

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Eurodollar Rate,” Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to

EXECUTION VERSION

occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after

EXECUTION VERSION

the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7	Increased Costs; Taxes; Capital Adequacy

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Eurodollar Rate”); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 270 days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 270 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

EXECUTION VERSION

B. Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b) Company shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c) unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d) within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

EXECUTION VERSION

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, or

EXECUTION VERSION

(4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

(1) duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

EXECUTION VERSION

(f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than 270 days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 270 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the

EXECUTION VERSION

Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9	Replacement of a Lender

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon ten days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (a) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (b) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent (provided, however, that the Non-Consenting Lender or the Subject Lender shall not be required to pay such processing fee), (c) all of the requirements for such assignment contained in subsection 10.1B, including the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (d) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

EXECUTION VERSION

2.10	Increase in Commitments

A. Request for Increase. Upon notice to Administrative Agent (which shall promptly notify Lenders), Company may from time to time, but on not more than two separate occasions, by written notice to Administrative Agent request an increase in the Revolving Loan Commitments by an amount (for both such requests in the aggregate) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 or such lesser amount that is equal to the maximum remaining amount of increase permitted pursuant to this subsection 2.10A, (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing or result from such increase in the Revolving Loan Commitments, and (iii) Company and its Subsidiaries shall be in compliance, on a pro forma basis (as though any Loans to be made on the applicable Increase Effective Date have been made), with each of the financial covenants specified in subsection 7.6, before and after giving effect to such increase, as of the last day of the most recently ended Fiscal Quarter in the case of the financial covenant specified in subsection 7.6A and as of the applicable Increase Effective Date in the case of the financial covenant specified in subsection 7.6B.

B. Increase in Commitments; Additional Lenders. Concurrently with any request by Company for an increase in Revolving Loan Commitments pursuant to this subsection 2.10, Company shall notify Administrative Agent of each Lender that has agreed to increase its Revolving Loan Commitment and the amount of each such agreed increase. Company and such Lender shall execute and deliver to Administrative Agent an assumption agreement in form and substance satisfactory to Administrative Agent and its counsel to evidence the increase in such Lender’s Revolving Loan Commitment. To achieve the full amount of a requested increase in Revolving Loan Commitments Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel, provided that Administrative Agent shall have consented to any such Eligible Assignee becoming a Lender. Company shall have no right to increase Revolving Loan Commitments pursuant to this subsection 2.10 except to the extent Company obtains the agreement of one or more Lenders and/or Eligible Assignees (and, in the case of any such Eligible Assignee, any requisite consent) to accept such increase in Revolving Loan Commitments. Nothing contained in this paragraph or otherwise in this Agreement is intended to commit any Lender or Administrative Agent to provide any portion of any increase in Revolving Loan Commitments.

C. Effective Date and Allocations. If the Revolving Loan Commitments are increased in accordance with this subsection 2.10, Administrative Agent and Company shall determine the effective date (each, an “Increase Effective Date”) and the final allocation of such increase in Revolving Loan Commitments. Administrative Agent shall promptly notify Company and Lenders (and any designated Eligible Assignees) of the final allocation of such increase and the applicable Increase Effective Date.

D. Conditions to Effectiveness of Increase. As conditions precedent to each such increase in Revolving Loan Commitments, (i) Company shall pay to Administrative Agent, for distribution to each Lender providing such increase in Revolving Loan Commitments in proportion to that Lender’s Pro Rata Share of such increase in Revolving Loan Commitments, a fee, if any, to be agreed upon at the time such increase in Revolving Loan Commitments is provided and (ii) Company shall deliver to Administrative Agent an Officer’s Certificate of Company dated as of the applicable Increase Effective Date:

(1) certifying and attaching the resolutions adopted by Company approving or consenting to such increase in Revolving Loan Commitments;

EXECUTION VERSION

(2) certifying that, before and after giving effect to such increase in Revolving Loan Commitments:

(A) the representations and warranties contained herein and in the other Loan Documents are true, correct and complete in all material respects on and as of the applicable Increase Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; provided that where a representation and warranty is already qualified as to materiality, such representation and warranty shall be true, correct and complete as so qualified;

(B) no event has occurred and is continuing or would result from the consummation of the requested increase in Revolving Loan Commitments that would constitute an Event of Default or a Potential Event of Default;

(C) each Loan Party has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the applicable Increase Effective Date; and

(3) demonstrating that Company and its Subsidiaries are in compliance, on a pro forma basis (as though any Loans to be made on the applicable Increase Effective Date have been made), with each of the financial covenants specified in subsection 7.6, before and after giving effect to such increase, as of the last day of the most recently ended Fiscal Quarter in the case of the financial covenant specified in subsection 7.6A and as of the applicable Increase Effective Date in the case of the financial covenant specified in subsection 7.6B.

E. Company shall either (1) prepay any Revolving Loans outstanding on the applicable Increase Effective Date or (2) submit a Notice of Borrowing requesting Revolving Loans as of the applicable Increase Effective Date (which Revolving Loans shall be funded solely by the Revolving Lenders that have increased their respective Revolving Loan Commitments as of such Increase Effective Date), in each case solely to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares of Revolving

EXECUTION VERSION

Loans arising from any nonratable increase in the Revolving Loan Commitments under this subsection 2.10. Company shall execute and deliver any additional Revolving Notes as any Lender may reasonably request and any other documents, instruments and amendments or modifications to this Agreement or any other Loan Document as Administrative Agent may reasonably request. In connection with any increase in Revolving Loan Commitments provided for in this subsection 2.10, conforming amendments shall be made to this Agreement and the other Loan Documents to reflect such increase in Revolving Loan Commitments, including, if applicable, to include Lenders of such increased Revolving Loan Commitments in any determination of Lenders, Requisite Lenders and Pro Rata Share. Any such amendment shall become effective when executed by Administrative Agent and each Lender that has increased its Revolving Loan Commitment. Notwithstanding anything in this Agreement expressed or implied to the contrary (including in subsection 10.6), nothing herein shall be construed to require consent from Lenders that are not lenders of such increased Revolving Loan Commitments to the incurrence of the increase in Revolving Loan Commitments in compliance with this subsection 2.10, and this subsection 2.10 shall supersede any provisions in subsection 10.6 to the contrary.

Section 3. LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein

A. Letters of Credit. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Restatement Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit for the account of Company for the general corporate purposes of Company or a Subsidiary of Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Issuing Lender issue:

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $5,000,000;

(iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) 30 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension;

EXECUTION VERSION

(iv) any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to Issuing Lender in its reasonable discretion; or

(vi) any Letter of Credit denominated in a currency other than Dollars.

All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 9:00 A.M. (San Francisco time) at least three Business Days, or such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such business day.

(ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iii) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit, Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or

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amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2	Letter of Credit Fees

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) March 31, June 30, September 30 and December 31 of each calendar year, commencing on March 31, 2008, and on the Revolving Loan Commitment Termination Date, in each case computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

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B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Lender prior to 10:00 A.M. (San Francisco time) on the date such drawing is honored that Company intends to reimburse Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by Issuing Lender, Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 12:00 Noon (San Francisco time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to Issuing Lender in Dollars, in same day funds, at the office of Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base

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Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from Issuing Lender any amounts made available to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Company. In the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by Issuing Lender, interest on the amount paid by Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable

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in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

3.4	Obligations Absolute

The obligation of Company to reimburse Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not strictly comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

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(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Lender’s Duties

As between Company and Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

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Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to amend and restate the Original Credit Agreement and to make Loans and to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1	Conditions to Initial Revolving Loans and Swing Line Loans

The effectiveness of this Agreement and the obligations of Lenders to make any Revolving Loans and Swing Line Loans to be made on the Restatement Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A. Loan Party Documents. On or before the Restatement Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Restatement Date:

(i) Copies of all amendments to the Organizational Documents of such Person executed on or after September 27, 2005 and copies of the Organizational Documents of such Person if such Person was organized on or after September 27, 2005, in each case, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Restatement Date;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Restatement Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv) Executed originals of the Loan Documents to which such Person is a party (except for any executed original Loan Documents that have been delivered to Administrative Agent prior to the Restatement Date); and

(v) Such other documents as Administrative Agent may reasonably request.

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B. Interest and Fees.

(i) Company shall have paid in full all accrued interest on the loans under the Original Credit Agreement and all accrued fees, costs and expenses thereunder, in each case through the Restatement Date.

(ii) Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Restatement Date referred to in subsection 2.3B.

C. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Restatement Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Restatement Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

D. Financial Statements; Pro Forma Balance Sheet. On or before the Restatement Date, Lenders shall have received from Company (i) audited consolidated financial statements of Company and its Subsidiaries for Fiscal Years 2004, 2005 and 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with such accountants’ report thereon, (ii) audited financial statements of Mitchell’s Fish Market for fiscal years 2005 and 2006 and of Cameron’s Steakhouse (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, Wisconsin) and the Mitchell’s Steakhouse located at Crosswoods (Columbus, Ohio; relocated to Polaris, Columbus, Ohio)) for fiscal year 2006, consisting of balance sheets and the related statements of income and cash flows for such fiscal years, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with such accountants’ report thereon, (iii) unaudited financial statements of Cameron’s Steakhouse (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, Wisconsin)) for fiscal year 2005, consisting of balance sheets and the related statements of income and cash flows for such fiscal year, (iv) unaudited consolidated balance sheets as at the end of the Fiscal Quarters ended March 25, 2007, June 24, 2007, September 30, 2007 and December 30, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarters and for the period from the beginning of Fiscal Year 2007 to the end of each such Fiscal Quarter, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year-end adjustments, (v) unaudited balance sheets as at the end of the six-month period ended June 30, 2007 and at the end of the fiscal quarters ended September 30, 2007 and December 30,

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2007, and the related statements of income and cash flows of the Acquired Business (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, Wisconsin)) for such six-month period, such fiscal quarters and for the period from January 1, 2007 to the end of each such period, all in reasonable detail, subject to changes resulting from audit and normal year-end adjustments, (vi) a pro forma consolidated balance sheet of Company and its Subsidiaries as at the Restatement Date, prepared in accordance with GAAP and reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Loan Documents and the Acquisition Agreement, which pro forma balance sheet shall be in form and substance satisfactory to Administrative Agent, and (vii) projected financial statements consisting of consolidated balance sheets, statements of income and cash flow statements of Company and its Subsidiaries for Fiscal Years 2008 through and including 2013.

E. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Restatement Date setting forth the matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

F. Opinion of Counsel Delivered Under Acquisition Agreement. Company shall make commercially reasonable efforts to obtain a letter from Seller’s counsel authorizing Lenders to rely upon the opinion of such counsel delivered to Company under the Acquisition Agreement to the same extent as though it were addressed to Lenders, together with a copy of such opinion.

G. Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured to the extent required under subsection 6.4.

H. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations (other than Liquor Licenses and Permits) and all consents of other Persons, in each case that are necessary or reasonably advisable in connection with the Acquisition, the other transactions contemplated by the Loan Documents and the Acquisition Agreement and the continued operation of the Acquired Business in substantially the same manner as conducted prior to the Restatement Date and to the extent any Liquor License or Permit has not been obtained, Company shall have taken all actions necessary or reasonably advisable in order to continue to operate the Acquired Business in substantially the same manner as conducted prior to the Restatement Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition, the other transactions contemplated by the Loan

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Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

I. Security Interests in Collateral. Administrative Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral. Such actions shall include the following:

(i) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Pledge Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iii) UCC Financing Statements. Delivery to Administrative Agent of duly completed UCC financing statements with respect to all Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

J. Financial Calculations. Administrative Agent shall have received a certificate signed by Company’s chief financial officer demonstrating in reasonable detail Consolidated EBITDA for the four consecutive Fiscal Quarter period ended December 30, 2007 of not less than $59,000,000.

K. Compliance Certificate. Administrative Agent shall have received a Compliance Certificate demonstrating in reasonable detail, after giving pro forma effect to the transactions contemplated by the Loan Documents, compliance as of the Restatement Date with the restrictions contained in subsection 7.6B.

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L. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

M. Acquisition Agreement. Any material change in the structure used to consummate the Acquisition (other than with respect to any Liquor License or Permit) contemplated in the Acquisition Agreement shall be in form and substance reasonably satisfactory to Co-Lead Arrangers. Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement and any documents executed in connection therewith, and the Acquisition Agreement shall be in full force and effect and in compliance in all material respects with applicable laws and regulations and no provision of the Acquisition Agreement shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of Co-Lead Arrangers.

N. Consummation of Acquisition.

(i) All conditions to the Acquisition set forth in Article VIII of the Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived and, in the case of a waiver of any such conditions in any material respect, Co-Lead Arrangers shall have consented to such waiver;

(ii) concurrently with the making of the Loans on the Restatement Date, the Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement;

(iii) the aggregate cash consideration paid to Seller in connection with the Acquisition shall not exceed $96,000,000;

(iv) Transaction Costs shall not exceed $3,000,000, and Administrative Agent shall have received evidence to its satisfaction to such effect; and

(v) Administrative Agent shall have received an Officer’s Certificate of Company to the effect set forth in clauses (i)-(iv) above and stating that Company will proceed to consummate the Acquisition immediately upon the making of the Loans on the Restatement Date.

O. Solvency Assurances. On the Restatement Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company, signed by Company’s chief financial officer, dated the Restatement Date, substantially in the form of Exhibit XI annexed hereto and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Company and each Subsidiary Guarantor on a consolidated basis will be Solvent.

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P. Patriot Act Certificate. Administrative Agent shall have received a certificate satisfactory to it, for benefit of itself and Lenders, provided by Company that sets forth information required by the Patriot Act including the identity of Company, the name and address of Company and other information that will allow Administrative Agent or any Lender, as applicable, to identify Company in accordance with the Patriot Act.

4.2	Conditions to All Loans

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

(iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

4.3	Conditions to Letters of Credit

The issuance of any Letter of Credit hereunder (whether or not Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

EXECUTION VERSION

B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries

A. Organization and Powers. Company is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Company has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Acquisition Agreement and the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.10.

D. Subsidiaries. All of the Subsidiaries of Company as of the Restatement Date and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto. The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to

EXECUTION VERSION

carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Acquisition Agreement have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Acquisition Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Acquisition Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for Liquor Licenses and Permits and such other approvals or consents which will be obtained on or before the Restatement Date and disclosed in writing to Lenders.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Acquisition Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Acquisition Agreement do not and will not require any Governmental Authorization, except for Liquor Licenses, Permits and any other Governmental Authorizations that have been obtained.

D. Binding Obligation. Each of the Loan Documents and the Acquisition Agreement has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements and information described in subsection 4.1D. All such statements other than pro

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forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except as set forth in Schedule 5.6 annexed hereto, neither Company nor any of its Subsidiaries has (and will not have following the funding of the Loans made on the Restatement Date) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment (other than any obligations arising under the Loan Documents) that, as of the Restatement Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Restatement Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

5.4	No Material Adverse Change; No Restricted Junior Payments

Since December 31, 2006, no event or change has occurred that has resulted in, either in any case or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Real Property; Intellectual Property

A. Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Intellectual Property. As of the Restatement Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All material federal, state and foreign registrations of and applications for Intellectual Property, and all material unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries as of the Restatement Date are described on Schedule 5.5 annexed hereto.

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5.6	Litigation; Adverse Facts

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes

Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except where the failure to pay could not reasonably be expected to result in a Material Adverse Effect. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8	Governmental Regulation

Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.9	Securities Activities

A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

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5.10	Employee Benefit Plans

A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. To the knowledge of Company and each of its Subsidiaries, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur.

C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

D. Neither Company, any of its Subsidiaries nor any of their respective ERISA Affiliates sponsor or contribute to, nor have ever sponsored or contributed to, any Pension Plan or Multiemployer Plan.

5.11	Certain Fees

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.12	Environmental Protection

Except as set forth in Schedule 5.12 annexed hereto:

(i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii) there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

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(iv) neither Company nor any of its Subsidiaries nor, to Company’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(v) compliance with all current Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.13	Employee Matters

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.14	Solvency

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.15	Matters Relating to Collateral

A. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

B. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

C. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

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5.16	Disclosure

No representation or warranty of Company or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document, the Acquisition Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.17	UFOC

(i) Company and each of its Subsidiaries have delivered to Administrative Agent true and correct copies of the UFOC, which is currently being used in connection with the offers to sell and the sale of its and their franchises; and

(ii) the UFOC (a) complies in all material respects with all applicable laws, rules, regulations and orders of any Government Authority pertaining to offers to sell and the sale of franchises in jurisdictions in which they are being used, including in the United States, the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association in April 25, 1993 and approved by the Federal Trade Commission on December 30, 1993 as an alternative to the Federal Trade Commission disclosure statement, and (b) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; in all cases, except where any failure to comply or an untrue statement or omission could not reasonably be expected to result in a Material Adverse Effect.

5.18	Acquisition Agreement

A. Delivery of Acquisition Agreement. Company has delivered to Lenders complete and correct copies of the Acquisition Agreement and all exhibits and schedules thereto.

B. Warranties of Company. Subject to the qualifications set forth therein, each of the representations and warranties given by Company to Seller in the Acquisition Agreement is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Restatement Date.

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C. Survival. Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of Company set forth in subsection 5.18B shall, solely for purposes of this Agreement, survive the Restatement Date for the benefit of Lenders.

5.19	Compliance with OFAC Rules and Regulations.

Neither Company, nor any Subsidiary or, to Company’s knowledge, any Affiliate of Company (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.20	Foreign Assets Control Regulations, Etc.

Neither Company nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither Company nor any or Subsidiary is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Company nor any Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of Company’s knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 6. COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

(i) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with

EXECUTION VERSION

the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding Fiscal Quarters of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

(iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG, LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

EXECUTION VERSION

(iv) Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) in the case of financial statements delivered for a Fiscal Quarter or a Fiscal Year, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsection 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be

EXECUTION VERSION

disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii) Securities and Exchange Commission Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

(ix) Litigation or Other Proceedings: promptly upon, and in any event no later than five days after, any Officer of Company obtaining knowledge of (1) the institution of, or receipt in writing of notice of a non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x) has a reasonable possibility of (A) giving rise to liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $2,500,000 or (B) otherwise giving rise to a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature

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thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other financial information as Administrative Agent may reasonably request;

(xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

(xv) New Subsidiaries: promptly, and in any event within 30 days after any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company; and

(xvi) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Financial statements and other documents required to be delivered pursuant to this subsection 6.1 (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (1) Company posts such financial statements or other documents, or provides a link thereto, on Company’s website on the Internet or (2) such financial statements or other documents are posted on Company’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that (x) Company shall deliver paper

EXECUTION VERSION

copies of such financial statements and other documents to Administrative Agent or any Lender that requests Company to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender, as the case may be, and (y) Company shall notify Administrative Agent of the posting of any such financial statements and other documents and provide to Administrative Agent electronic versions thereof.

6.2	Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3	Payment of Taxes and Claims; Tax

A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds

A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to

EXECUTION VERSION

liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear. In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Administrative Agent a certificate from Company’s insurance broker or other evidence satisfactory to Administrative Agent that Administrative Agent on behalf of Lenders has been named as additional insured.

C. Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (but without any reduction in the Revolving Loan Commitment Amount) as provided in subsections 2.4A and 2.4C.

(ii) Net Insurance/Condemnation Proceeds. Upon receipt by Company or any of its Subsidiaries of any amount in excess of $10,000,000 in the aggregate of Net Insurance/Condemnation Proceeds other than from business interruption insurance (such excess amount being referred to herein as “Excess Net Insurance/Condemnation Proceeds”), Company shall apply an amount equal to such Excess Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4A; provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company may, or may cause one or more of its Subsidiaries to, promptly and diligently apply such Excess Net Insurance/Condemnation Proceeds to pay or reimburse or establish reserves for the costs of repairing, restoring or replacing the assets in respect of which such Excess Net Insurance/Condemnation Proceeds were received or acquiring or repairing other fixed or capital assets useful and necessary in its business, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A; provided, however, if (a) Company, within 180 days of receipt of such Excess Net Insurance/Condemnation Proceeds, has not used all or any portion of such Excess Net Insurance/Condemnation Proceeds as provided above and has not delivered to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Company has entered into one or more binding contractual commitments to so use such Excess Net Insurance/Condemnation Proceeds, (b) Company, within 360 days after the date of receipt of such Excess Net Insurance/Condemnation Proceeds, has not used all or any portion of such Excess Net Insurance/Condemnation Proceeds or (c) an Event of Default or Potential Event of

EXECUTION VERSION

Default shall have occurred and be continuing, Company shall apply an amount equal to such Excess Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A.

6.5	Inspection Rights; Lender Meeting

A. Inspection Rights. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent (which representative may be accompanied by any authorized representative designated by any Lender) to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6	Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7	Environmental Matters

A. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon, and in any event no later than five Business Days after, the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority under any applicable Environmental Laws that could reasonably be expected to result in a Material Adverse Effect, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims that could reasonably be expected to result in a Material Adverse Effect or (2) any Environmental Claims that could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

EXECUTION VERSION

(ii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that could reasonably be expected to result in a Material Adverse Effect and (b) any request for information from any Government Authority that suggests such Government Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in a Material Adverse Effect.

(iii) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations.

B. Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a reasonable risk of giving rise to an Environmental Claim.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (a) cure any violation of applicable Environmental Laws by Company or its Subsidiaries and (b) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries.

6.8	Execution of Subsidiary Guaranty and Collateral Documents After the Restatement Date

A. Execution of Subsidiary Guaranty and Collateral Documents. In the event that any Person becomes a Subsidiary of Company after the Restatement Date, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Pledge Agreement and to take all such further actions and execute all such further documents and instruments

EXECUTION VERSION

(including actions, documents and instruments comparable to those described in subsection 4.1I) as may be necessary or, in the opinion of Administrative Agent, reasonably desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the Capital Stock of the Subsidiaries of such Subsidiary. In addition, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a counterpart or supplement to the Pledge Agreement, as appropriate, and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B. Foreign Subsidiaries. Notwithstanding the provisions of subsection 6.8A, (i) no Foreign Subsidiary shall be required to execute and deliver the Subsidiary Guaranty or the Pledge Agreement, and (ii) no Capital Stock of a Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Pledge Agreement, in each case to the extent material adverse Tax consequences to Company could reasonably be expected to result therefrom, it being understood and agreed that a pledge by Company or a Subsidiary Guarantor of 66% of the Capital Stock of a Foreign Subsidiary will not cause material adverse Tax consequences to Company.

C. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) to the extent requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

Section 7. COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

EXECUTION VERSION

7.1	Indebtedness

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Company may become and remain liable with respect to the Obligations;

(ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate amount, together with the aggregate principal amount of any Indebtedness outstanding pursuant to subsection 7.1(vi), not to exceed $5,000,000 at any one time;

(iv) Company may become and remain liable with respect to Indebtedness to any wholly-owned Domestic Subsidiary, and any wholly-owned Domestic Subsidiary may become and remain liable with respect to Indebtedness to Company or any Domestic Subsidiary; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

(v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any extensions, renewals and refinancings of such Indebtedness; provided that the principal amount of such Indebtedness (including guaranteed Indebtedness) being extended, renewed or refinanced is not increased; and

(vi) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness, including Indebtedness secured by Liens permitted by subsection 7.2A(ii), in an aggregate principal amount, together with the aggregate amount of any Indebtedness outstanding pursuant to subsection 7.1(iii), not to exceed $5,000,000 at any time outstanding.

7.2	Liens and Related Matters

A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

EXECUTION VERSION

(ii) Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted by subsection 7.1(vi) incurred by Company or a Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof;

(iii) Liens described in Schedule 7.2 annexed hereto or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such Liens; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by such Lien and the principal amount of the Indebtedness being extended, renewed or refinanced is not increased; and

(iv) other Liens on equipment, Cash or Cash Equivalents with an aggregate fair market value, when combined with the aggregate fair market value of assets subject to Liens permitted by subsections 7.2A(ii) and 7.2A(iii) and clause (viii) of the definition of “Permitted Encumbrances”, not to exceed $5,000,000 at any time outstanding.

B. No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than (i) this Agreement and the other Loan Documents, (ii) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (iii) any agreement evidencing Indebtedness secured by Liens permitted by subsections 7.2A(ii), 7.2A(iii) and 7.2A(iv), as to the assets securing such Indebtedness, and (iv) any agreement evidencing an asset sale, as to the assets being sold.

C. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement and (b), as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets.

7.3	Investments; Acquisitions

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i) Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

EXECUTION VERSION

(ii) Company and its wholly-owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries;

(iii) Company and its Domestic Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

(iv) Company and its Subsidiaries may make Consolidated Capital Expenditures (including acquisitions of Ruth’s Chris restaurants from Ruth’s Chris franchisees) if no Default or Potential Event of Default exists at the time of or would result after giving effect to any such Consolidated Capital Expenditure; provided that in the case of any acquisition of a Ruth’s Chris restaurant (a) such restaurant is wholly-owned by Company or a Subsidiary of Company upon consummation of such acquisition and (b) after giving effect to any such acquisition and the related adjustments (on a reasonable and prudent pro forma basis in accordance with the standards set forth under Article 11 of Regulation S-X under the Securities Act) as determined in writing by the chief executive officer or chief financial officer of Company, as if such acquisition had occurred on the first day of the most recent twelve-month period for which Company’s results of operations are available, Company would be in compliance with the covenant set forth in subsection 7.6A and the Consolidated Leverage Ratio would be at least 0.25 below the Consolidated Leverage Ratio required as of such date pursuant to subsection 7.6B, and Company has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance reasonably satisfactory to Administrative Agent required to confirm such statement;

(v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto; and

(vi) Company and its Subsidiaries may make acquisitions of all the Capital Stock of a Person or substantially all of the assets of a Person provided that (a) such Person is in the same or similar line of business as Company and its Subsidiaries, (b) no Default or Potential Event of Default exists at the time of or would result after giving effect to such acquisition, (c) the sole consideration for such acquisition consists of common stock of Company, (d) the prior effective written consent to or approval of such acquisition from the board of directors or equivalent governing body of such Person is obtained and (e) after giving effect to any such acquisition and the related adjustments (on a reasonable and prudent pro forma basis in accordance with the standards set forth under Article 11 of Regulation S-X under the Securities Act) as determined in writing by the chief executive officer or chief financial officer of Company, as if such acquisition had occurred on the first day of the most recent twelve-month period for which

EXECUTION VERSION

Company’s results of operations are available, Company would be in compliance with the covenant set forth in subsection 7.6A and the Consolidated Leverage Ratio would be at least 0.25 below the Consolidated Leverage Ratio required as of such date pursuant to subsection 7.6B, and Company has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance reasonably satisfactory to Administrative Agent required to confirm such statement.

7.4	Contingent Obligations

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(ii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements; provided that such Hedge Agreements are not entered into for speculative purposes and are treated as Hedge Agreements under GAAP;

(iii) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(iv) Company and its Subsidiaries may become and remain liable in respect of Contingent Obligations with respect to which the primary obligor is a Subsidiary Guarantor or Company and the primary obligation is permitted by this Agreement; and

(v) Company and its Subsidiaries may become and remain liable in respect of Contingent Obligations arising in connection with any settlement entered into with the landlord under the lease of the Manhattan UN Facility in an aggregate amount not to exceed $4,000,000, provided that not more than $2,000,000 of such Contingent Obligations could become payable on or prior to the Revolving Loan Commitment Termination Date.

7.5	Restricted Junior Payments

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may make Restricted Junior Payments so long as no Event of Default shall have occurred and be continuing or shall be caused thereby in an aggregate amount not to exceed $3,000,000 in any Fiscal Year (a) for purposes of paying dividends on Company’s common stock or (b) to the extent necessary to permit Company to repurchase shares of Capital Stock of Company (or options or warrants to acquire Capital Stock of Company) from former officers, directors or employees of Company or any of its Subsidiaries following the death, disability or termination of employment of such officers, directors or employees, and (ii) Company may repurchase shares of its common stock in an aggregate amount not to exceed $50,000,000 so long as, after giving effect to any such repurchase, (a) the Consolidated Leverage Ratio, calculated on a pro forma basis, does not exceed 3.00 to 1.00, and (b) the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments by at least $15,000,000.

EXECUTION VERSION

7.6	Financial Covenants

A. Minimum Adjusted Fixed Charge Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDAR minus (a) taxes based on income of Company and its Subsidiaries on a consolidated basis paid in Cash and (b) Consolidated Maintenance Capital Expenditures to (ii) Consolidated Fixed Charges, in each case, for any four consecutive Fiscal Quarter period to be less than 1.50:1.00.

B. Maximum Consolidated Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as at any date to exceed 3.50:1.00.

7.7	Restriction on Fundamental Changes; Asset Sales

Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

(ii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(v) Company and its Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

EXECUTION VERSION

(vi) Company and its Subsidiaries may (a) make dispositions permitted pursuant to subsection 7.9, (b) sell or otherwise transfer the Metarie Offices and (c) make other Asset Sales of assets having a fair market value not to exceed $15,000,000 in the aggregate, in each case provided that (1) the consideration received for such assets shall be in the form of Cash or Cash Equivalents in an amount at least equal to the fair market value thereof, (2) the proceeds of such dispositions or other Asset Sales shall be applied as required by subsection 2.4A(iii)(a), and (3) after giving effect to each such Asset Sale, on a reasonable and prudent pro forma basis (in accordance with the standards set forth in Article 11 of Regulation S-X under the Securities Act) as determined by the chief executive officer or chief financial officer of Company, as if such Asset Sale had occurred on the first day of the most recent twelve-month period for which Company’s results of operations are available, Company would be in compliance with the covenants set forth in subsection 7.6, and Company has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance satisfactory to Administrative Agent required to confirm such statement, provided that no such Officer’s Certificate or related information and calculations shall be required to be delivered to Administrative Agent in the case of any Asset Sale of a restaurant made in connection with a relocation of such restaurant within the same metropolitan area if the new relocated restaurant is open at the time of such Asset Sale; and

(vii) any Person may be merged with or into any Subsidiary if the acquisition of the Capital Stock of such Person by such Subsidiary would have been permitted pursuant to subsection 7.3; provided that if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (b) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto.

7.8	Transactions with Shareholders and Affiliates

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries.

7.9	Sales and Lease-Backs

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of

EXECUTION VERSION

its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided, however, that Company and its Subsidiaries may engage in such sale and lease-back transactions if all of the following conditions are satisfied: (a) any asset sold or otherwise transferred and leased back in such transaction by Company and its Subsidiaries was acquired in connection with the development of a Ruth’s Chris restaurant, (b) such sale and lease-back transaction is consummated no later than one year after the opening of such Ruth’s Chris restaurant, (c) in the case of such transactions involving the sale or other transfer of assets owned by Company or any of its Subsidiaries on or prior to the Restatement Date, the proceeds of such sale or transfer are promptly applied as required by subsection 2.4A(iii)(a), and (d) in the case of such transactions involving the sale or other transfer of assets not owned by Company or any of its Subsidiaries on or prior to the Restatement Date, the proceeds of such sale or transfer are promptly applied by Company to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof in accordance with subsection 2.4A(i).

7.10	Conduct of Business

From and after the Restatement Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Restatement Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.11	Amendments of Organizational Documents

Neither Company nor any of its Subsidiaries will amend any Organizational Document after the Restatement Date in a manner that is adverse to the rights of Lenders under the Loan Documents without in each case obtaining the prior written consent of Requisite Lenders to such amendment.

7.12	Fiscal Year

Company shall not change its Fiscal Year-end from the last Sunday in December of each calendar year.

7.13	UFOC

Company shall not fail to maintain the UFOC in compliance with the representation and warranty contained subsection 5.17.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

EXECUTION VERSION

8.1	Failure to Make Payments When Due

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five Business Days after the date due; or

8.2	Default in Other Agreements

(i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $2,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3	Breach of Certain Covenants

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) or 6.2 or Section 7 of this Agreement; or

8.4	Breach of Warranty

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

EXECUTION VERSION

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $2,500,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

EXECUTION VERSION

8.9	Nonmonetary Judgments

Any nonmonetary judgment, writ or warrant of attachment or similar process that could reasonably be expected to result in a Material Adverse Effect shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.10	Dissolution

Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.11	Employee Benefit Plans

There shall occur one or more ERISA Events that individually or in the aggregate result in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term of this Agreement; or Company, any of its Subsidiaries or any of their respective Affiliates shall adopt or become obligated to contribute to any Pension Plan or Multiemployer Plan; or

8.12	Change in Control

A Change in Control shall have occurred; or

8.13	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.14	Failure to Consummate Acquisition

The Acquisition shall not be consummated in accordance with this Agreement and the Acquisition Agreement concurrently with the making of the Loans on the Restatement Date, or the Acquisition shall be unwound, reversed or otherwise rescinded in whole or in substantial part for any reason:

EXECUTION VERSION

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Pledge Agreement and shall be applied as therein provided.

Section 9. ADMINISTRATIVE AGENT

9.1	Appointment

A. Appointment of Administrative Agent. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of

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Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

EXECUTION VERSION

9.2	Powers and Duties; General Immunity

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the

EXECUTION VERSION

foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising

EXECUTION VERSION

the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender

A. Resignation; Successor Administrative Agent. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E,

EXECUTION VERSION

Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6	Collateral Documents and Subsidiary Guaranty

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes (and, with respect to actions taken prior to the Restatement Date, ratifies the actions taken by) Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2A (except for Liens permitted by clause (iv) thereof); provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms of the Collateral Documents and the Subsidiary Guaranty, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements, security

EXECUTION VERSION

agreements or any other agreements or instruments pursuant to this subsection 9.6 with respect to the Capital Stock of any existing and future Foreign Subsidiaries, which agreements or instruments may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each Lender, with the effect that Lenders each become a secured party thereunder and (ii) appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such agreement or instrument and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder. With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7	Duties of Other Agents

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

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arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 (aggregating concurrent assignments to two or more Affiliated Funds for purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the

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assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required); provided that only one such fee shall be required in connection with concurrent assignments to two or more Affiliated Funds, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and (d), except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Potential Event of Default or Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is Issuing Lender such Lender shall continue to act as Issuing Lender until it resigns or is removed as provided in Subsection 10.21). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V annexed hereto, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(ii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may

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be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

C. Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such

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Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2	Expenses

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vi) all other reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (vii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (viii) all costs and expenses, including reasonable

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attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), the Affiliates of Agents and Lenders and their respective officers, directors, trustees, employees, agents and advisors (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Acquisition Agreement or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

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To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4	Set-Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5	Ratable Sharing

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of

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such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B or 10.1C. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers

Subject to subsection 2.10, no amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) including any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee, (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving Loan Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

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(b) each Lender, (1) change in any manner the definition of “Pro Rata Share”, the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders) or the provisions of subsection 2.4A(ii), 2.4A(iv)(b) or 2.4B(iii) in any manner that would alter the pro rata sharing of payments or reduction of the Revolving Loan Commitment Amount, (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents or (5) change in any manner or waive the provisions contained in subsection 2.4C, subsection 8.1, subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of Issuing Lender, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (v) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7	Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would not result in a default under subsection 7.6 shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

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10.8	Notices; Effectiveness of Signatures

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt during normal business hours on a Business Day of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail (certified or registered if any such notice relates to non-compliance with the terms hereof) with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

Notwithstanding the foregoing, Company agrees that Administrative Agent may make any material delivered by Company to Administrative Agent, as well as any amendments, waivers, consents and other written information, documents, instruments and other materials relating to Company, any of its Subsidiaries, or any other materials or matters relating to the Loan Documents or any of the transactions contemplated hereby that Administrative Agent is required or authorized pursuant to the terms hereof or of any Loan Document to provide to Lenders (collectively, the “Communications”) available to Lenders by posting such notices on a Platform. Company acknowledges that (a) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (b) a Platform is provided “as is” and “as available” and (c) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on a Platform. Administrative Agent and its Affiliates expressly disclaim with respect to a Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on such Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with such Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with any Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to a Platform shall for purposes of this Agreement

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constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any notice may be sent to such e-mail address.

10.9	Survival of Representations, Warranties and Agreements

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	Release of Security Interest or Subsidiary Guaranty

Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

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10.15	Applicable Law

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

EXECUTION VERSION

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19	Confidentiality

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such

EXECUTION VERSION

disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

10.20	Counterparts; Effectiveness

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21	Successor Issuing Lender

Issuing Lender may resign at any time by giving written notice thereof to Administrative Agent (who shall promptly notify Lenders thereof) and Company, such

EXECUTION VERSION

resignation to be effective on the date that is the later of (i) the thirtieth day following delivery of such written notice to Administrative Agent and Company and (ii) the appointment of and acceptance by a successor Issuing Lender, as provided below; provided, however, that to the extent Administrative Agent fails to appoint a successor Issuing Lender that accepts such appointment within such time, Issuing Lender may appoint a Revolving Lender as successor Issuing Lender. Unless Issuing Lender is Administrative Agent, Issuing Lender may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders, such removal to become effective immediately upon the appointment of and acceptance by a successor Issuing Lender, as provided below. Upon any such notice of resignation or removal, Administrative Agent shall have the right, upon five Business Days’ notice to Company, to appoint a successor Issuing Lender. Any appointment of a successor Issuing Lender, whether by Administrative Agent or Issuing Lender, shall be subject to consent of Company and Administrative Agent, which, in either case, shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender, and consent of Company and Administrative Agent, that successor Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Issuing Lender and the retiring or removed Issuing Lender shall be discharged from its duties and obligations under this Agreement; provided that, anything contained in this subsection 10.21 or otherwise in any of the Loan Documents to the contrary notwithstanding, the resigning or removed Issuing Lender shall continue to have all rights and obligations of Issuing Lender, with respect to any Letter of Credit issued prior to the effective date of the appointment of a successor Issuing Lender until the cancellation or expiration of such Letter of Credit and the reimbursement of any amounts drawn thereunder.

10.22	Patriot Act Notice.

Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Patriot Act.

10.23	Advertising, Promotion and Marketing.

Administrative Agent and each Lender may, and Company hereby authorizes Administrative Agent and each Lender to, include references to Company, its Subsidiaries and any other Loan Party, and utilize any logo or other distinctive symbol associated with Company, its Subsidiaries or any other Loan Party, in connection with any advertising, promotion or marketing undertaken by Administrative Agent or such Lender.

[Remainder of page intentionally left blank]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

RUTH’S CHRIS STEAK HOUSE, INC.

By:	/s/ THOMAS J. PENNISON, JR.
Title:	Thomas J. Pennison, Jr.
Chief Financial Officer
Senior Vice President

Notice Address:
500 International Parkway, Suite 100
Heathrow, Florida 32746
Attention: Chief Financial Officer

EXECUTION VERSION

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually as a Lender, as Co-Lead Arranger and as Administrative Agent

By:	/s/ J. NICHOLAS COLE
Name:	J. Nicholas Cole
Title:	Managing Director

Notice Address:

Wells Fargo Restaurant Finance
5938 Priestly Drive, Suite 200
Carlsbad, California 92008

EXECUTION VERSION

BANK OF AMERICA, N.A.,
individually as a Lender and as Syndication Agent

By:	/s/ John Schmidt
Title:	Vice President

EXECUTION VERSION

WACHOVIA BANK, NATIONAL ASSOCIATION,
individually as a Lender and as Co-Documentation Agent

By:	/s/ Anthony Braxton
Title:	Director

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Co-Documentation Agent

By:	/s/ Lynn Richard
Title:	Senior Vice President

EXECUTION VERSION

CAROLINA FIRST BANK, as a Lender

By:	/s/ Alan T. Ennis
Title:	Sr. Vice President

EXECUTION VERSION

CITIBANK N.A., as a lender

By:	/s/ Gregory Roll
Title:	Vice President

EXECUTION VERSION

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION, as a lender

By:	/s/ Doug Kilton
Title:	Senior Vice President

EXECUTION VERSION

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A. “ROBOBANK
NEDERLAND”, NEW YORK BRANCH, as a lender

By:	/s/ Tamira S. Treffers-Herrera
Title:	Executive Director

By:	/s/ Brett Delfino
Title:	Executive Director

EXECUTION VERSION

RAYMOND JAMES BANK, FSB, as a lender

By:	/s/ Andrew Hahn
Title:	Senior Vice President

EXECUTION VERSION

FIFTH THIRD BANK, as a lender

By:	/s/ Jackson Young
Title:	Vice President

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

Pursuant to that certain First Amended and Restated Credit Agreement dated as of [February __], 2008, as amended, restated, supplemented or otherwise modified to the date hereof (said First Amended and Restated Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), the financial institutions from time to time party thereto as Lenders (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”), this represents Company’s request to borrow as follows:

1.	Date of borrowing: ,

2.	Amount of borrowing: $

3.	Lender(s):

☐ a.	Lenders, in accordance with their applicable Pro Rata Shares

☐ b.	Swing Line Lender

4.	Type of Loans:

☐ a.	Revolving Loans

☐ b.	Swing Line Loan

5.	Interest rate option:

☐ a.	Base Rate Loan(s)

☐ b.	Eurodollar Rate Loans with an initial Interest Period of month(s)

The proceeds of such Loans are to be deposited in Company’s account at Administrative Agent or in such other account as may be designated by Company from time to time.

The undersigned officer, to the best of his or her knowledge, and Company certify that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition;

I-1	Notice of Borrowing

(ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

I-2	Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain First Amended and Restated Credit Agreement dated as of [February __], 2008, as amended, restated, supplemented or otherwise modified to the date hereof (said First Amended and Restated Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), the financial institutions from time to time party thereto as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”), this represents Company’s request to convert or continue Loans as follows:

1.	Date of conversion/continuation: ,

2.	Amount of Revolving Loans being converted/continued: $

3.	Nature of conversion/continuation:

☐ a.	Conversion of Base Rate Loans to Eurodollar Rate Loans

☐ b.	Conversion of Eurodollar Rate Loans to Base Rate Loans

☐ c.	Continuation of Eurodollar Rate Loans as such

4.	If Revolving Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date: month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

II-1	Notice of Conversion/Continuation

EXHIBIT III

[FORM OF] REQUEST FOR ISSUANCE

Pursuant to that certain First Amended and Restated Credit Agreement dated as of [February __], 2008, as amended, restated, supplemented or otherwise modified to the date hereof (said First Amended and Restated Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), the financial institutions from time to time party thereto as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”), this represents Company’s request for the issuance of a Letter of Credit by Wells Fargo as follows:

1.	Issuing Lender: Wells Fargo

2.	Date of issuance of Letter of Credit: ,

3.	Type of Letter of Credit:

☐ a.	Commercial Letter of Credit

☐ b.	Standby Letter of Credit

4.	Face amount of Letter of Credit: $

5.	Expiration date of Letter of Credit: ,

6.	Name and address of beneficiary:

_________________________________________

_________________________________________

_________________________________________

_________________________________________

7.	Attached hereto is:

☐	the verbatim text of such proposed Letter of Credit

☐	a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

III-1	Request for Issuance

The undersigned officer, to the best of his or her knowledge, and Company certify that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition;

(ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

III-2	Request for Issuance

EXHIBIT IV

[FORM OF] NOTICE OF PREPAYMENT

Pursuant to that certain First Amended and Restated Credit Agreement dated as of [February __], 2008, as amended, restated, supplemented or otherwise modified to the date hereof (said First Amended and Restated Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), the financial institutions from time to time party thereto as Lenders (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”), this represents Company’s notice of prepayment as follows:

1.	Date of Notice: ,

2.	Type of Prepayment/Reduction/Termination:

☐ a.	Voluntary Prepayment of Revolving Loan

☐ b.	Voluntary Reduction/Termination of Revolving Loan Commitments

☐ c.	Mandatory Prepayment and/or Reduction of the Revolving Loan Commitment Amount[1] (specify the circumstances requiring said prepayment and/or reduction by checking the appropriate box below):

☐ i.	Receipt of Net Asset Sale Proceeds (check one of the options below):

☐ A.	Prepayment and/or reduction with Excess Net Asset Sale Proceeds that will not be reinvested

☐ B.	Prepayment of Revolving Loans pending reinvestment of Excess Net Asset Sale Proceeds

☐ ii.	Receipt of Net Insurance/Condemnation Proceeds

☐ iii.	Receipt of Net Securities Proceeds from the issuance of Indebtedness

3.	Amount of prepayment/reduction of Revolving Loan Commitments (as applicable):

☐ a.	Voluntary/Mandatory Prepayment:[2] $

☐ b.	Reduction/Termination of Revolving Loan Commitments:[3] $

[1]	Mandatory prepayments and/or reductions of the Revolving Loan Commitment Amount shall be applied as specified in subsections 2.4A(iii), 2.4A(iv) and 2.4C of the Credit Agreement.

[2]	This option should be selected for all voluntary and mandatory prepayments of the Loans.

[3]	This option should be selected only if a termination or reduction of the Revolving Loan Commitments is the subject of this notice.

IV-1	Notice of Prepayment

4.	If applicable, specify desired application of voluntary prepayment:[4]

________________________________________________________________________________

________________________________________________________________________________

5.	Date of prepayment or date that reduction/termination of the Revolving Loan Commitment Amount will take effect: ,

6.	Attached hereto is (if applicable):

☐ a.	Officer’s Certificate setting forth (i) the portion of any Excess Net Asset Sale Proceeds that Company or any Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 360 days of the date of receipt of such proceeds and (ii) the proposed use of such portion of the Excess Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request.

☐ b.	Officers’ Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, or Net Securities Proceeds, as the case may be, that gave rise to a mandatory prepayment and/or reduction.

[4]	If not specified by Company, voluntary prepayments shall be applied as specified in subsection 2.4A(iv) of the Credit Agreement.

IV-2	Notice of Prepayment

IN WITNESS WHEREOF, the undersigned authorized officer of Company has executed this notice as of the date set forth above.

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

IV-3	Notice of Prepayment

EXHIBIT V

[FORM OF] REVOLVING NOTE

RUTH’S CHRIS STEAK HOUSE, INC.

$ [1]	[2] [Issuance date]

FOR VALUE RECEIVED, RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), promises to pay to                                 3 (“Payee”) or its registered assigns, the lesser of (x)                         4 ($[                        1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Amended and Restated Credit Agreement dated as of [February __], 2008 by and among Company, the financial institutions from time to time party thereto as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said First Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert amount of Lender’s Revolving Loan Commitment in numbers.

[2]	Insert place of delivery of Note.

[3]	Insert Lender’s name in capital letters.

[4]	Insert amount of Lender’s Revolving Loan Commitment in words.

V-1	Revolving Note

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

V-2	Revolving Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

V-3	Revolving Note

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

V-4	Revolving Note

EXHIBIT VI

[FORM OF] SWING LINE NOTE

RUTH’S CHRIS STEAK HOUSE, INC.

$ [1]	[2] [Issuance date]

FOR VALUE RECEIVED, RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), promises to pay to                      (“Payee”) or its registered assigns, the lesser of (x)                     3 ($[                     1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Amended and Restated Credit Agreement dated as of [February __], 2008 by and among Company, the financial institutions from time to time party thereto as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said First Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

[1]	Insert amount of Swing Line Lender’s Swing Line Commitment in numbers.

[2]	Insert place of delivery of Note.

[3]	Insert amount of Swing Line Lender’s Swing Line Commitment in words.

VI-1	Swing Line Note

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

VI-2	Swing Line Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

VI-3	Swing Line Note

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

VI-4	Swing Line Note

EXHIBIT VII

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) We are the duly elected [Vice President-Finance and Secretary] of Ruth’s Chris Steak House, Inc., a Delaware corporation (“Company”);

(2) We have reviewed the terms of that certain First Amended and Restated Credit Agreement dated as of [February __], 2008, as amended, restated supplemented or otherwise modified to the date hereof (said First Amended and Restated Credit Agreement, as so amended, restated supplemented or otherwise modified, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions from time to time party thereto as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.

Set forth in a separate attachment to this Certificate are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event; and

(4) Neither Company nor any Subsidiary Guarantor has changed, or intends, within the 120-day period commencing on the day hereof, to change, its name, type of organization, jurisdiction of organization or location of its chief executive office.

VII-1	Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this                          day of                         ,              pursuant to subsection 6.1(iv) of the Credit Agreement.

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

By:
Name:
Title:

VII-2	Compliance Certificate

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                         ,                      and pertains to the period from                         ,              to                     ,             . Subsection references herein relate to subsections of the Credit Agreement.

A.	Minimum Adjusted Fixed Charge Coverage Ratio (for the four-Fiscal Quarter period ending _____________, ____)
	1. Consolidated Net Income:	$	_____________
	2. Consolidated Interest Expense:	$	_____________
	3. Provisions for taxes based on income:	$	_____________
	4. Total depreciation expense:	$	_____________
	5. Total amortization expense:	$	_____________
	6. Non-cash write-offs or impairment of restaurant assets (including write-offs due to impairment of goodwill):	$	_____________
	7. Non-recurring costs and expenses in connection with, but not limited to, severance payments, hurricane and relocation costs, and business acquisition costs:	$	_____________
	8. Cash write-offs of the Manhattan UN Facility	$	_____________
	9. Ongoing non-cash GAAP costs in connection with, but not limited to, stock options, restricted stock, bank fees and pre-opening straight-line rent:	$	_____________
	10. Non-cash items added in the calculation of Consolidated Net Income:	$	_____________
	11. Pro Forma Basis adjustments, if applicable, to Consolidated EBITDA (from Schedule A to this Attachment No. 1):	$	_____________
	12. Acquisition EBITDA for the Fiscal Quarters ending prior to March 29, 2009 (from Schedule A to this Attachment No. 1):	$	_____________
	13. Consolidated EBITDA (1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10 +/– 11 [+12]):	$	_____________
	14. Consolidated Rental Expense:	$	_____________
	15. Consolidated EBITDAR (13 + 14):	$	_____________
	16. Taxes based on income of Company and its Subsidiaries on a consolidated basis paid in Cash:	$	_____________
	17. Consolidated Capital Expenditures:	$	_____________
	18. Consolidated Capital Expenditures relating to developing, constructing and opening new restaurants:	$	_____________
	19. Consolidated Capital Expenditures relating to acquiring restaurant franchises:	$	_____________
	20. Consolidated Capital Expenditures relating to the Acquisition of the Acquired Business:	$	_____________
	21. Consolidated Capital Expenditures relating to major restaurant remodeling in excess of $500,000 for any restaurant location:	$	_____________

VII-1	Compliance Certificate

	22. Consolidated Maintenance Capital Expenditures (17 – 18 – 19 – 20 – 21):	$	_____________
	23. Consolidated EBITDAR minus (a) taxes based on income of Company and its Subsidiaries on a consolidated basis paid in Cash and (b) Consolidated Maintenance Capital Expenditures (15 – 16 – 22):	$	_____________
	24. Consolidated Interest Expense (A.2 above):	$	_____________
	25. Scheduled principal payments:	$	_____________
	26. Consolidated Rental Expense (A.14 above):	$	_____________
	27. Consolidated Fixed Charges (24 + 25 + 26):	$	_____________
	28. Adjusted Fixed Charge Coverage Ratio (23) ÷ (27):		____:1.00
	29. Minimum ratio required under subsection 7.6A:		1.50:1.00
B.	Maximum Consolidated Leverage Ratio (as of _____________, ____)
	1. Consolidated Total Debt:	$	_____________
	2. Consolidated EBITDA (A.13 above):	$	_____________
	3. Consolidated Leverage Ratio (1) ÷ (2):		____:1.00
	4. Maximum ratio permitted under subsection 7.6B:		3.50:1.00

VII-2	Compliance Certificate

SCHEDULE A

TO ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Schedule A is attached to and made a part of Attachment No. 1 to Compliance Certificate dated as of                     ,             ; pertains to the period from                         ,              to                         ,              and is used to calculate Acquisition EBITDA and Consolidated EBITDA of Company and its Subsidiaries on a Pro Forma Basis.

Company or any of its Subsidiaries has:

☐ A. acquired a Ruth’s Chris restaurant franchise during such period and has not subsequently sold, transferred or otherwise disposed of such franchise prior to the end of such period; and/or

☐ B. such period includes any of the Fiscal Quarters ending prior to March 29, 2009.

A.	Franchise EBITDA
	1. Consolidated Net Income:	$	_____________
	2. Consolidated Interest Expense:	$	_____________
	3. Provisions for taxes based on income:	$	_____________
	4. Total depreciation expense:	$	_____________
	5. Total amortization expense:	$	_____________
	6. Franchise EBITDA (1 + 2 + 3 + 4 + 5):	$	_____________
B.	Acquisition EBITDA[1]
	1. Consolidated Net Income:	$	_____________
	2. Consolidated Interest Expense:	$	_____________
	3. Provisions for taxes based on income:	$	_____________
	4. Total depreciation expense:	$	_____________
	5. Total amortization expense:	$	_____________
	6. Pre-opening costs:	$	_____________
	7. Administrative overhead costs not to exceed $4,500,000:	$	_____________
	8. Management fees paid to [Seller] [M. Cameron Mitchell] not to exceed 4% of gross revenues of the Acquired Business for fiscal year 2007:	$	_____________
	9. Non-cash write-offs of restaurant assets:	$	_____________
	10. Non-cash items added in the calculation of Consolidated Net Income:	$	_____________
	11. Acquisition EBITDA (1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10):	$	_____________

[1]

As reflected in the financial statements of the Acquired Business for such period delivered to Company and Administrative Agent (as if the Acquired Business were acquired on the first day of such period); for purposes of determining Acquisition EBITDA, references in the definitions of “Consolidated Net Income” and “Consolidated Interest Expense” to Company and its Subsidiaries shall be deemed to refer to the Acquired Business.

VII-1	Compliance Certificate

EXHIBIT VIII

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

VIII-1	Assignment and Assumption Agreement

1. Assignor[s]:	_____________________________________________ _____________________________________________

2. Assignee[s]:	_____________________________________________ _____________________________________________

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3. Company:	Ruth’s Chris Steak House, Inc.

4. Administrative Agent:	Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement

5. Credit Agreement:	The $250,000,000 First Amended and Restated Credit Agreement dated as of [February __], 2008 among Company, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]
		Revolving Loan Commitment	$	$		%

[7.	Trade Date: ] [9]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

VIII-2	Assignment and Assumption Agreement

Effective Date:             , 20             [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[10]	Add additional signature blocks as needed.

[11]	Add additional signature blocks as needed.

VIII-3	Assignment and Assumption Agreement

[Consented to and][12] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:][13]

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

[12]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

[13]	To be added only if the consent of Company is required by the terms of the Credit Agreement.

VIII-4	Assignment and Assumption Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

VIII-1	Assignment and Assumption Agreement

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

VIII-2	Assignment and Assumption Agreement

EXHIBIT IX

[FORM OF] FIRST AMENDED AND RESTATED SUBSIDIARY GUARANTY

This FIRST AMENDED AND RESTATED SUBSIDIARY GUARANTY (this “Guaranty”) is entered into as of [February __], 2008 by the undersigned (each “Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as “Guarantors”) in favor of and for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders”) from time to time party to the Credit Agreement referred to below and any Swap Counterparties (as herein defined), and in favor of and for the benefit of the other Beneficiaries (as herein defined).

PRELIMINARY STATEMENTS

A. Ruth’s Chris Steak House, Inc., a Delaware corporation (“Company”), has entered into that certain Credit Agreement dated as of September 27, 2005 with certain lenders (“Original Lenders”) and Guarantied Party, as Administrative Agent for Original Lenders (said Credit Agreement, as amended, restated, supplemented or otherwise modified to the date hereof, being the “Original Credit Agreement”).

B. Company’s obligations under the Original Credit Agreement are guarantied by Guarantors pursuant to that certain Subsidiary Guaranty dated as of September 27, 2005 (the “Original Guaranty”) executed by Guarantors in favor and for the benefit of Guarantied Party as agent for and representative of Original Lenders and certain other beneficiaries.

C. Concurrently herewith, Company, Guarantied Party and Lenders are amending and restating the Original Credit Agreement in its entirety pursuant to that certain First Amended and Restated Credit Agreement dated as of [February __], 2008 (said First Amended and Restated Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

D. Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements, Currency Agreements or other swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

E. Guarantied Party, Lenders and each Swap Counterparty for which Guarantied Party has received the notice required by Section 19 are sometimes referred to herein as “Beneficiaries”.

IX-1	Subsidiary Guaranty

F. A portion of the proceeds of the Loans may be advanced to Guarantors, and thus the Guarantied Obligations (as herein defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

G. It is a condition precedent to the amendment and restatement of the Original Credit Agreement that Guarantors continue to irrevocably and unconditionally guaranty the obligations of Company under the Credit Agreement and amend and restate the Original Guaranty.

H. Guarantors and Guarantied Party are willing to amend and restate the Original Guaranty in its entirety as set forth herein.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to amend and restate the Original Credit Agreement and to make Loans and other extensions of credit under the Credit Agreement and to induce Swap Counterparties to enter into the Lender Swap Agreements, Guarantors hereby agree as follows:

1. Guaranty. (a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as herein defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Lender Swap Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

IX-2	Subsidiary Guaranty

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this

IX-3	Subsidiary Guaranty

Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Swap Agreements and the obligations of any other guarantor of obligations of Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right (including any such right arising under California Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Lender Swap Agreements.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or

IX-4	Subsidiary Guaranty

modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

IX-5	Subsidiary Guaranty

As used in this paragraph, any reference to “the principal” includes Company, and any reference to “the creditor” includes Guarantied Party and each other Beneficiary. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guarantied Obligations.

6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

IX-6	Subsidiary Guaranty

7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to hold Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all reasonable costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8. Financial Condition of Company. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10. Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding, or any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, such Guarantor will, unless Requisite Obligees (as such term is defined in Section 18(a)) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12. Application of Proceeds. Except as expressly provided elsewhere in this Guaranty, all proceeds received by Guarantied Party on account of the Guarantied Obligations from any Guarantor shall be applied as provided in subsection 2.4C of the Credit Agreement.

IX-7	Subsidiary Guaranty

13. Discharge of Guaranty Upon Sale of Guarantor. If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition to a Person (other than a Subsidiary or an Affiliate of Company) not prohibited by the Credit Agreement or otherwise consented to by Requisite Obligees (as such term is defined in Section 18(a)), such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in subsection 10.14 of the Credit Agreement.

14. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

15. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or the Lender Swap Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH

IX-8	Subsidiary Guaranty

GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

16. Additional Guarantors. The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart to this Guaranty substantially in the form of Exhibit A annexed hereto (a “Counterpart”). Upon delivery of any such Counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its

IX-9	Subsidiary Guaranty

obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

17. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a Counterpart hereof by such Guarantor (whether or not a Counterpart hereof shall have been executed by any other Guarantor) and receipt by Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

18. Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged

IX-10	Subsidiary Guaranty

from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

19. Notice of Lender Swap Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

[signatures follow]

IX-11	Subsidiary Guaranty

IN WITNESS WHEREOF, each Guarantor and Guarantied Party, solely for the purposes of the waiver of the right to jury trial contained in Section 15, have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

R.C. EQUIPMENT, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

R.F. INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RCSH HOLDINGS, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

IX-1	Subsidiary Guaranty

RCSH MANAGEMENT, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RCSH OPERATIONS, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RCSH OPERATIONS, LLC

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RCSH PROMOTIONS, LLC

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

IX-2	Subsidiary Guaranty

RUTH’S CHRIS STEAK HOUSE BOSTON, LLC

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RUTH’S CHRIS STEAK HOUSE DALLAS, L.P.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RUTH’S CHRIS STEAK HOUSE TEXAS, L.P.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RUTH’S CHRIS STEAK HOUSE #15, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

IX-3	Subsidiary Guaranty

RUTH’S CHRIS STEAK HOUSE FRANCHISE, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RHG FISH MARKET, INC.

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RHG KINGFISH, LLC

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

RCSH MILLWORK, LLC

By:
Name:
Title:
Address:	500 International Parkway, Suite 100 Heathrow, Florida 32746 Attention: Chief Financial Officer

IX-4	Subsidiary Guaranty

RCSH UTAH, INC.

By:
Name:
Title:
Address:	[ ] Attention: Chief Financial Officer

IX-5	Subsidiary Guaranty

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Guarantied Party

By:
Name:
Title:
Address:	Wells Fargo Restaurant Finance 5938 Priestly Drive, Suite 200 Carlsbad, California 92008

IX-6	Subsidiary Guaranty

EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

This COUNTERPART (this “Counterpart”), dated as of             , 20    , is delivered pursuant to Section 16 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the First Amended and Restated Subsidiary Guaranty, dated as of [February __], 2008 (as it may be from time to time amended, restated, supplemented, or otherwise modified, the “Guaranty”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), among Guarantors named therein and Wells Fargo Bank, National Association, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:
Address:

IX-A-1	Subsidiary Guaranty

EXHIBIT X

[FORM OF] FIRST AMENDED AND RESTATED

PLEDGE AND SECURITY AGREEMENT

This FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is dated as of [February __], 2008 and entered into by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Pledgor” and collectively “Subsidiary Pledgors”) and each ADDITIONAL PLEDGOR that may become a party hereto after the date hereof in accordance with Section 17 (each of Company, each Subsidiary Pledgor, and each Additional Pledgor being a “Pledgor” and collectively “Pledgors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for and representative of (in such capacity herein called “Secured Party”) the Beneficiaries (as herein defined).

PRELIMINARY STATEMENTS

A. Company has entered into that certain Credit Agreement dated as of September 27, 2005 with certain lenders (“Original Lenders”) and Secured Party, as Administrative Agent for Original Lenders (said Credit Agreement, as amended, restated, supplemented or otherwise modified to the date hereof, being the “Original Credit Agreement”).

B. Company’s obligations under the Original Credit Agreement are secured by all of the Capital Stock of its Domestic Subsidiaries and 66% of the Capital Stock of certain of its Foreign Subsidiaries pursuant to that certain Pledge Agreement dated as of September 27, 2005 (the “Original Pledge Agreement”) executed by Subsidiary Pledgors and Secured Party, as agent for and representative of Original Lenders and certain other beneficiaries.

C. Concurrently herewith, Company, Secured Party and the financial institutions from time to time party thereto (“Lenders”) are amending and restating the Original Credit Agreement in its entirety pursuant to that certain First Amended and Restated Credit Agreement dated as of [February __], 2008 (said First Amended and Restated Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined in Section 27 or elsewhere herein being used herein as therein defined).

D. Company may from time to time enter, or may from time to time have entered, into one or more Lender Swap Agreements with one or more Swap Counterparties in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and all obligations of Company and each of the other Loan Parties under the other Loan Documents, be secured hereunder.

X-1	Pledge and Security Agreement

E. Secured Party, Lenders and each Swap Counterparty for which Secured Party has received the notice required by Section 16(c) are sometimes referred to herein as “Beneficiaries”.

F. Subsidiary Pledgors have executed and delivered the First Amended and Restated Subsidiary Guaranty in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which each Subsidiary Pledgor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and all obligations of Company under the Lender Swap Agreements.

G. It is a condition precedent to the amendment and restatement of the Original Credit Agreement that Subsidiary Pledgors continue to provide a security interest in the Collateral (as herein defined) to secure the Secured Obligations (as herein defined) and amend and restate the Original Pledge Agreement.

H. Pledgors and Secured Party are willing to amend and restate the Original Pledge Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders and Secured Party to amend and restate the Original Credit Agreement and to make Loans and other extensions of credit under the Credit Agreement and to induce Swap Counterparties to enter into the Lender Swap Agreements, each Pledgor hereby agrees with Secured Party as follows:

SECTION 1. Pledge of Security.

Each Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Pledgor’s right, title and interest in and to the following, in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired, wherever the same may be located and whether or not subject to the UCC (the “Collateral”):

(a) all Equity Interests in a Person that is or becomes a direct Subsidiary of such Pledgor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any Equity Interest, and including those owned on the date hereof and described in Schedule 4 annexed hereto for such Pledgor, the certificates or other instruments representing any of the foregoing and any interest of such Pledgor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Subsidiary Equity”), and all distributions, dividends, and other property received, receivable or otherwise distributed in respect of or in exchange therefor; provided, that, if the issuer of any such Pledged Subsidiary Equity is a controlled foreign corporation (as such term is defined in Section 957(a) of the Internal Revenue Code), the Pledged Subsidiary Equity shall not include any Equity Interests of such issuer to the extent that creation of a security interest by Pledgor in such Equity Interests could reasonably be expected to result in material adverse tax consequences to Company, it being acknowledged and agreed that the creation of a security interest in Equity Interests possessing up to 66% of the voting power of all classes of Equity Interests of such issuer entitled to vote will not result in such adverse tax consequences;

X-2	Pledge and Security Agreement

(b) the Indebtedness from time to time owed to such Pledgor by any obligor that is or becomes a direct or indirect Subsidiary of such Pledgor, is the parent of such Pledgor or controls, is controlled by or is under common control with such Pledgor, including the Indebtedness described in Schedule 5 annexed hereto for such Pledgor and issued by the obligors named therein, the instruments evidencing such Indebtedness (the “Pledged Subsidiary Debt”), and all cash and other property received, receivable or otherwise distributed in respect of or in exchange therefor;

(c) all Records that at any time evidence or contain information relating to any of the Collateral set forth in clauses (a), (b), (d) and (e) of this Section or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(d) the Collateral Account, together with all amounts on deposit from time to time in the Collateral Account; and

(e) all Proceeds with respect to any of the foregoing Collateral. The Collateral set forth in clauses (a), (b) and (c) above is collectively referred to herein as the “Pledged Collateral.”

SECTION 2. Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Pledgor. “Secured Obligations” means:

(a) with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Lender Swap Agreement; and

(b) with respect to each Subsidiary Pledgor and Additional Pledgor, all obligations and liabilities of every nature of such Subsidiary Pledgor now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty;

in each case together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, payments for early termination of Lender Swap Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or Swap Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgors now or hereafter existing under this Agreement (including interest and other amounts that, but for the filing of a petition in bankruptcy with respect to Company or any other Pledgor, would accrue on such obligations, whether or not a claim is allowed against Company or such Pledgor for such amounts in the related bankruptcy proceeding).

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SECTION 3. Pledgors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Pledgor shall remain liable under any contracts and agreements included in or related to the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any such contracts and agreements, and (c) Secured Party shall not have any obligation or liability under any such contracts and agreements by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. Representations and Warranties.

Each Pledgor represents and warrants as follows:

(a) Ownership of Collateral. Except as expressly permitted by the Credit Agreement, such Pledgor owns its interests in the Collateral free and clear of any Lien and no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b) Perfection. The security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon (i) the filing of UCC financing statements naming each Pledgor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the filing offices with respect to such Pledgor set forth on Schedule 1 annexed hereto, (ii) in the case of the Pledged Collateral consisting of certificated Securities or evidenced by Instruments, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated Securities and delivery of such Instruments to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank (and in the case of Pledged Collateral issued by a foreign issuer, any actions required under foreign law to perfect a security interest in such Pledged Collateral), the security interests in the Collateral, granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties, will constitute perfected security interests therein prior to all other Liens (except for Permitted Encumbrances and Liens permitted by subsection 7.2A(ii) of the Credit Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interests have been, or promptly after the Closing Date will be, duly made or taken.

(c) Office Locations; Type and Jurisdiction of Organization. Such Pledgor’s name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization, principal place of business, chief executive office, office where such Pledgor keeps its Records regarding the Collateral, and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on Schedule 2 annexed hereto.

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(d) Names. No Pledgor (or predecessor by merger or otherwise of such Pledgor) has, within the five year period preceding the date hereof, or, in the case of an Additional Pledgor, the date of the applicable Counterpart (as herein defined), had a different name from the name of such Pledgor listed on the signature pages hereof, except the names set forth on Schedule 3 annexed hereto.

(e) Delivery of Certain Pledged Collateral. All certificates or Instruments evidencing, comprising or representing the Pledged Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(f) Pledged Collateral. All of the Pledged Subsidiary Equity set forth on Schedule 4 annexed hereto has been duly authorized and validly issued and is fully paid and non-assessable; all of the Pledged Subsidiary Debt set forth on Schedule 5 annexed hereto has been duly authorized and is the legally valid and binding obligation of the issuers thereof and is not in default; there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Subsidiary Equity; the Pledged Subsidiary Debt constitutes all of the issued and outstanding intercompany Indebtedness evidenced by a promissory note of the respective issuers thereof owing to such Pledgor; Schedule 4 annexed hereto sets forth all of the Equity Interests and the Pledged Subsidiary Equity owned by each Pledgor, and the percentage ownership in each issuer thereof; and Schedule 5 annexed hereto sets forth all of the Pledged Subsidiary Debt owned by such Pledgor.

(g) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge by such Pledgor of the Collateral pursuant to this Agreement and the grant by such Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by such Pledgor, or (iii) the exercise by Secured Party of the voting or other rights, or the remedies in respect of the Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Collateral by laws affecting the offering and sale of securities generally).

The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Pledgor (other than Additional Pledgors) as of the date hereof and, as to each Additional Pledgor, as of the date of the applicable Counterpart, except that, in the case of a Pledge Supplement, such representations and warranties are made as of the date of such Pledge Supplement.

SECTION 5. Further Assurances.

(a) Generally. Each Pledgor agrees that from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or reasonably desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of

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the foregoing, each Pledgor will: (i) execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or reasonably desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) deliver to Secured Party all promissory notes and other Instruments, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, and (iii) at Secured Party’s request, appear in and defend any action or proceeding that may affect such Pledgor’s title to or Secured Party’s security interest in all or any part of the Collateral. Each Pledgor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Pledgor.

(b) Pledged Collateral. Without limiting the generality of the foregoing Section 5(a), each Pledgor agrees that (i) all certificates or Instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignments in blank, all in form and substance satisfactory to Secured Party and (ii) it will, upon obtaining any additional Equity Interests or Indebtedness, promptly (and in any event within ten Business Days) deliver to Secured Party a Pledge Supplement, duly executed by such Pledgor, in respect of such additional Pledged Subsidiary Equity or Pledged Subsidiary Debt; provided, that the failure of any Pledgor to execute a Pledge Supplement with respect to any additional Pledged Subsidiary Equity or Pledged Subsidiary Debt shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Upon each such acquisition, the representations and warranties contained in Section 4(f) shall be deemed to have been made by such Pledgor as to such Pledged Subsidiary Equity or Pledged Subsidiary Debt, whether or not such Pledge Supplement is delivered.

SECTION 6. Certain Covenants of Pledgors.

Each Pledgor shall:

(a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance;

(b) give Secured Party at least ten days’ prior written notice of (i) any change in such Pledgor’s name, identity or corporate structure and (ii) any reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Pledgor;

(c) if Secured Party gives value to enable such Pledgor to acquire rights in or the use of any Collateral, use such value for such purposes;

(d) keep correct and accurate Records of Collateral at the locations described in Schedule 2 annexed hereto; and

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(e) permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such Records, and each Pledgor agrees to render to Secured Party, at such Pledgor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

SECTION 7. Certain Covenants with Respect to the Collateral.

(a) Form of Pledged Collateral. If any Pledged Collateral is not a Security pursuant to Section 8-103 of the UCC, no Pledgor shall take any action that, under such Section, converts such Pledged Collateral into a Security without causing the issuer thereof to issue to it certificates or instruments evidencing such Pledged Collateral, which it shall promptly deliver to Secured Party as provided in Section 5(b).

(b) Covenants. Each Pledgor shall (i) not, except as expressly permitted by the Credit Agreement, permit any issuer of Pledged Subsidiary Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, subject to the provisions of the last paragraph of Section 1, pledged and become Pledged Collateral hereunder; (ii) cause each issuer of Pledged Subsidiary Equity not to issue Equity Interests in addition to or in substitution for the Pledged Subsidiary Equity issued by such issuer, except to such Pledgor; (iii) immediately upon its acquisition (directly or indirectly) of any Equity Interests, including additional Equity Interests in each issuer of Pledged Subsidiary Equity, comply with Section 5(b), subject to the provisions of the last paragraph of Section 1; (iv) immediately upon issuance of any and all Instruments or other evidences of additional Indebtedness from time to time owed to such Pledgor by any obligor on the Pledged Subsidiary Debt, comply with Section 5; (v) promptly deliver to Secured Party all written notices received by it with respect to the Collateral; and (vi) at its expense (A) perform and comply in all material respects with all terms and provisions of any agreement related to the Collateral required to be performed or complied with by it, (B) maintain all such agreements in full force and effect and (C) enforce all such agreements in accordance with their terms.

(c) Voting and Distributions. So long as no Event of Default shall have occurred and be continuing, (i) each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; provided, no Pledgor shall exercise or refrain from exercising any such right if Secured Party shall have notified such Pledgor that, in Secured Party’s judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof; and (ii) each Pledgor shall be entitled to receive and retain any and all dividends, other distributions, principal and interest paid in respect of the Pledged Collateral.

Upon the occurrence and during the continuance of an Event of Default, (x) upon written notice from Secured Party to any Pledgor, all rights of such Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) except as otherwise provided in the Credit Agreement, all rights of such Pledgor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to

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receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, other distributions, principal and interest payments; and (z) all dividends, principal, interest payments and other distributions that are received by such Pledgor contrary to the provisions of clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Pledgor and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Subsidiary Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Subsidiary Equity would be entitled (including giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Subsidiary Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Subsidiary Equity or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations, the cure of such Event of Default or waiver thereof as evidenced by a writing executed by Secured Party.

SECTION 8. Collateral Account.

(a) Secured Party is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of Secured Party, a restricted Deposit Account designated as “Ruth’s Chris Steak House, Inc. Collateral Account”. All amounts at any time held in the Collateral Account shall be beneficially owned by Pledgors but shall be held in the name of Secured Party hereunder, for the benefit of Beneficiaries, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Pledgors shall have no right to withdraw, transfer or, except as expressly set forth herein or in the Credit Agreement, otherwise receive any funds deposited into the Collateral Account. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Government Authority, as may now or hereafter be in effect. All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Pledgor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party. Each Pledgor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit. Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement or in the Credit Agreement. To the extent permitted under

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Regulation Q of the Board of Governors of the Federal Reserve System or other applicable law, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms. Subject to Secured Party’s rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in, the Collateral Account.

(b) In the event that Company is required to cash collateralize any Letter of Credit or Letters of Credit pursuant to the Credit Agreement, other than pursuant to Section 8 of the Credit Agreement, in which case the provisions of Section 12(c) shall apply, subject to the provisions of the Credit Agreement, such cash collateral shall be retained by Secured Party until such time as such Letter of Credit or Letters of Credit shall have expired or been surrendered and any drawings under such Letter of Credit or Letters of Credit paid in full, whether by reason of application of funds in the Collateral Account or otherwise. Secured Party is authorized to apply any amount in the Collateral Account to pay any drawing on a Letter of Credit. Subject to the provisions of the Credit Agreement and Section 12(c), if any such cash collateral is no longer required to be retained in the Collateral Account, it shall be paid by Secured Party to Company or at Company’s direction.

SECTION 9. Secured Party Appointed Attorney-in-Fact.

Each Pledgor hereby irrevocably appoints Secured Party as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any instruments made payable to such Pledgor representing any dividend, principal or interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same;

(c) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of Secured Party with respect to any of the Collateral;

(d) to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Pledgor to Secured Party, due and payable immediately without demand; and

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(e) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Pledgors’ expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

SECTION 10. Secured Party May Perform.

If any Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgors under Section 14(b).

SECTION 11. Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral, or (d) initiating any action to protect the Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

SECTION 12. Remedies.

(a) Generally. If any Event of Default shall have occurred and be continuing, Secured Party may, subject to Section 16, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and Secured Party also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. Secured Party or any Beneficiary may be the purchaser of any or all of the Collateral at any such sale, and Secured Party, as agent for and representative of Lenders and Swap Counterparties (but not any Lender or Swap Counterparty in its individual capacity unless Requisite Obligees shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion

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of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Pledgors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Pledgor further agrees that a breach of any of the covenants contained in this Section 12 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. In addition, upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right, without notice to Pledgors, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Pledged Collateral.

(b) Pledged Collateral. Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Pledgor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, each Pledgor shall and shall cause each issuer of any Pledged Collateral to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Pledged Collateral that may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

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(c) Collateral Account. If an Event of Default has occurred and is continuing, any amounts on deposit in the Collateral Account, except for funds deposited in the Collateral Account as described in the next sentence, shall be held by Secured Party and applied as Obligations become due or, if applicable, pursuant to subsection 2.4C of the Credit Agreement. If, in accordance with Section 8 of the Credit Agreement, Company is required to pay to Secured Party an amount (the “Aggregate Available Amount”) equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account. Following such deposit in the Collateral Account, (i) upon any drawing under any outstanding Letter of Credit, Secured Party shall apply any amount in the Collateral Account to reimburse the Issuing Lender for the amount of such drawing and (ii) in the event of cancellation or expiration of any Letter of Credit, or in the event of any reduction in the maximum available amount under any Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in excess of the Aggregate Available Amount (calculated giving effect to such cancellation, expiration or reduction) as provided in Section 13.

SECTION 13. Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 2.4C of the Credit Agreement.

SECTION 14. Indemnity and Expenses.

(a) Pledgors jointly and severally agree to indemnify Secured Party, each Lender and each Swap Counterparty from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s or such Lender’s or Swap Counterparty’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b) Pledgors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses in accordance with subsection 10.2 of the Credit Agreement.

(c) The obligations of Pledgors in this Section 14 shall (i) survive the termination of this Agreement and the discharge of Pledgors’ other obligations under this Agreement, the Lender Swap Agreements, the Credit Agreement and the other Loan Documents and (ii), as to any Pledgor that is a party to the Subsidiary Guaranty, be subject to the provisions of Section 1(b) thereof.

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SECTION 15. Continuing Security Interest; Transfer of Loans; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the securing of reimbursement Obligations in respect thereof with cash collateral or letters of credit in a manner satisfactory to Secured Party), (ii) be binding upon Pledgors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Swap Counterparty may assign or otherwise transfer any Lender Swap Agreement to which it is a party to any other Person in accordance with the terms of such Lender Swap Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Swap Counterparties herein or otherwise.

(b) Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the securing of reimbursement Obligations in respect thereof with cash collateral or letters of credit in a manner satisfactory to Secured Party), the security interest granted hereby (other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Pledgors. Upon any such termination Secured Party will, at Pledgors’ expense, execute and deliver to Pledgors such documents as Pledgors shall reasonably request to evidence such termination. In addition, upon the proposed sale or other disposition of any Collateral by a Pledgor to any Person (other than a Subsidiary or an Affiliate of Company) in accordance with the Credit Agreement for which such Pledgor desires to obtain a security interest release from Secured Party, such a release may be obtained pursuant to the provisions of subsection 10.14 of the Credit Agreement.

SECTION 16. Secured Party as Agent.

(a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Swap Counterparties. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 12 in accordance with the instructions of Requisite Obligees. In furtherance of the foregoing provisions of this Section 16(a), each Swap Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Swap Counterparty that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Swap Counterparties in accordance with the terms of this Section 16(a).

(b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as

X-13	Pledge and Security Agreement

Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute (if necessary) and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

(c) Secured Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Secured Party from a Pledgor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

SECTION 17. Additional Pledgors.

The initial Pledgors hereunder shall be Company and such of the Subsidiary Pledgors as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become Additional Pledgors by executing a Counterpart. Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Pledgors, each such Additional Pledgor shall be a Pledgor and shall be as fully a party hereto as if such Additional Pledgor were an original signatory hereto. Each Pledgor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Pledgor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Pledgor hereunder. This Agreement shall be fully effective as to any Pledgor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor hereunder.

SECTION 18. Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Pledgors; provided this Agreement may be modified by the execution of a Counterpart by an Additional Pledgor in accordance with Section 17 and Pledgors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

X-14	Pledge and Security Agreement

SECTION 19. Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or, in the case of Secured Party, as set forth under Secured Party’s name on the signature pages hereof, and, in the case of each Pledgor, as set forth on Schedule A annexed hereto, or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 20. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 21. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 22. Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 23. Governing Law; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY

X-15	Pledge and Security Agreement

PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 24. Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 19; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 24 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 25. Waiver of Jury Trial.

PLEDGORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PLEDGOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH PLEDGOR AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PLEDGOR AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PLEDGOR AND SECURED PARTY

X-16	Pledge and Security Agreement

FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 25 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 26. Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 27. Definitions.

(a) Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1, shall have the meaning set forth in Articles 1, 8 or 9 of the UCC.

(b) In addition, the following terms used in this Agreement shall have the following meanings:

“Additional Pledgor” means a Subsidiary of Company that becomes a party hereto after the date hereof as an additional Pledgor by executing a Counterpart.

“Agreement” means this First Amended and Restated Pledge and Security Agreement dated as of [February __], 2008.

“Beneficiary” has the meaning set forth in the Preliminary Statements of this Agreement.

“Collateral” has the meaning set forth in Section 1.

“Collateral Account” means the “Ruth’s Chris Steak House, Inc. Collateral Account” established pursuant to Section 8.

“Company” has the meaning set forth in the introduction to this Agreement.

“Counterpart” means a counterpart to this Agreement, substantially in the form of Exhibit II annexed hereto, entered into by a Subsidiary of Company pursuant to Section 17.

X-17	Pledge and Security Agreement

“Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Equity Interests” means all shares of stock, partnership interests, interests in Joint Ventures, limited liability company interests and all other equity interests in a Person, whether such stock or interests are classified as Investment Property or General Intangibles under the UCC.

“Event of Default” means any Event of Default as defined in the Credit Agreement or, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Lender Swap Agreement.

“Lenders” has the meaning set forth in the Preliminary Statements of this Agreement.

“Lender Swap Agreement” means an Interest Rate Agreement, Currency Agreement or other swap agreement between Company and a Swap Counterparty.

“Original Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Original Lenders” has the meaning set forth in the Preliminary Statements of this Agreement.

“Original Pledge Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Pledged Collateral” has the meaning set forth in Section 1.

“Pledged Subsidiary Debt” has the meaning set forth in Section 1(b).

“Pledged Subsidiary Equity” has the meaning set forth in Section 1(a).

“Pledge Supplement” means a Pledge Supplement, in substantially the form of Exhibit I annexed hereto, in respect of the additional Pledged Subsidiary Equity or Pledged Subsidiary Debt pledged pursuant to this Agreement.

“Pledgor” has the meaning set forth in the introduction to this Agreement.

“Requisite Obligees” means either (i) Requisite Lenders or (ii), after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B), if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements.

X-18	Pledge and Security Agreement

“Secured Obligations” has the meaning set forth in Section 2.

“Secured Party” has the meaning set forth in the introduction to this Agreement.

“Security” has the meaning set forth in the UCC.

“Subsidiary Pledgor” has the meaning set forth in the introduction to this Agreement.

“Swap Counterparty” means a Person that enters into a swap agreement with Company and is a Lender or an Affiliate of a Lender at the time such agreement is entered into.

“UCC” means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

[Remainder of page intentionally left blank]

X-19	Pledge and Security Agreement

IN WITNESS WHEREOF, Pledgors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

Notice Address: See Schedule A annexed hereto. Each of the entities listed on Schedule A annexed hereto

By:
on behalf of each of the entities listed on Schedule A annexed hereto

Name:
Title:

X-20	Pledge and Security Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent, as Secured Party

By:
Name:
Title:

Notice Address: Wells Fargo Restaurant Finance 5938 Priestly Drive, Suite 200 Carlsbad, California 92008

X-21	Pledge and Security Agreement

SCHEDULE A

TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Name	Notice Address for each Pledgor

X-Schedule A-1	Pledge and Security Agreement

SCHEDULE 1

TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Filing Offices

Pledgor	Filing Offices

X-Schedule 1-1	Pledge and Security Agreement

SCHEDULE 2

TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Name of Pledgor	Type of Organization	Office Locations[1]	Jurisdiction of Organization	Organization Number

[1]	List principal place of business, chief executive office and office where records regarding Collateral are kept.

X-Schedule 2-1	Pledge and Security Agreement

SCHEDULE 3

TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Other Names

Name of Pledgor	Other Names

X-Schedule 3-1	Pledge and Security Agreement

SCHEDULE 4

TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Equity Issuer	Class of Equity	Equity Certificate Nos.	Par Value	Amount of Equity Interests	Percentage of Outstanding Equity Pledged

X-Schedule 4-1	Pledge and Security Agreement

SCHEDULE 5

TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Debt Issuer	Amount of Indebtedness

X-Schedule 5-1	Pledge and Security Agreement

EXHIBIT I TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT (this “Pledge Supplement”), dated as of             , 20    , is delivered pursuant to Section 5(b) of the Pledge Agreement referred to below.

The undersigned hereby agrees that (i) this Pledge Supplement may be attached to the First Amended and Restated Pledge and Security Agreement, dated as of [February __], 2008 (said First Amended and Restated Pledge and Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time being the “Pledge Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), among the undersigned (“Pledgor”), the other Pledgors named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Secured Party and (ii) that the [Pledged Subsidiary Equity] [Pledged Subsidiary Debt] set forth on Schedule A annexed hereto shall be deemed to be part of the [Pledged Subsidiary Equity] [Pledged Subsidiary Debt] and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

IN WITNESS WHEREOF, Pledgor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF PLEDGOR]

By:
Name:
Title:

X-I-1	Pledge and Security Agreement

SCHEDULE A

TO

PLEDGE SUPPLEMENT

X-1-A-1	Pledge and Security Agreement

EXHIBIT II TO

FIRST AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

[FORM OF COUNTERPART]

This COUNTERPART (this “Counterpart”), dated as of             , 20    , is delivered pursuant to Section 17 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the First Amended and Restated Pledge and Security Agreement, dated as of [February __], 2008 (said First Amended and Restated Pledge and Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time being the “Pledge Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), among RUTH’S CHRIS STEAK HOUSE, INC., the other Pledgors named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Secured Party. The undersigned, by executing and delivering this Counterpart, hereby becomes a Pledgor under the Pledge Agreement in accordance with Section 17 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the undersigned hereby:

(i) authorizes the Secured Party to add the information set forth on the Schedules to this Counterpart to the correlative Schedules attached to the Pledge Agreement;1

(ii) agrees that all Collateral of the undersigned, including the items of property described on the Schedules annexed hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii) makes the representations and warranties set forth in the Pledge Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL PLEDGOR]

By:
Name:
Title:

[1]	The Schedules to the Counterpart should include copies of all Schedules that identify collateral to be granted by the Additional Pledgor.

X-II-1	Pledge and Security Agreement

EXHIBIT XI

[FORM OF] SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Solvency Certificate”) is delivered in connection with that certain First Amended and Restated Credit Agreement dated as of [February     ], 2008 (the “Credit Agreement”), by and among RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation (“Company”), the financial institutions from time to time party thereto as Lenders (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Solvency Certificate is being delivered pursuant to subsection 4.1O of the Credit Agreement. The undersigned is the Chief Financial Officer of Company and hereby further certifies as of the date hereof, in his/her capacity as an officer of Company, and not individually, as follows:

1. I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2. I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3. In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at [                         ], 2008 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement. The pro forma balance sheet has been prepared utilizing what I believe are reasonable estimates of the “fair valuation” and “fair saleable value” of the assets of Company and its Subsidiaries. Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.

4. Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:

a. The “fair valuation” and “fair saleable value” of the property of Company and its Subsidiaries on a consolidated basis is: (x) greater than the total amount of debts and liabilities of Company and its Subsidiaries on a consolidated basis (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP), and (y) not less than the amount that will be required to pay the probable liabilities on the existing debts and liabilities of Company and its Subsidiaries on a consolidated basis (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP) as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Company and its Subsidiaries.

XI-1	Solvency Certificate

b. Company and its Subsidiaries on a consolidated basis have the ability to pay their debts and liabilities (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP) as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Company and its Subsidiaries.

c. Company and its Subsidiaries do not have an unreasonably small amount of capital in relation to their business or any contemplated or undertaken transaction.

d. Neither Company nor any of its Subsidiaries has executed the Loan Documents or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

e. Neither Company nor any of its Subsidiaries intends to incur, or believes (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.

In computing the amount of contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual liability.

As reflected in the pro forma income projections and pro forma cash flow projections, I believe that it is reasonable to assume that Company and its Subsidiaries will continue as a going concern. Thus, for the purpose of the above analysis, the values of the assets of Company and its Subsidiaries on a consolidated basis have been computed by considering Company and its Subsidiaries to be a going concern.

I understand that Administrative Agent and Lenders are relying on this Solvency Certificate in extending credit to Company pursuant to the Credit Agreement.

[signature follows]

XI-2	Solvency Certificate

The undersigned has executed this Solvency Certificate, in his/her capacity as an officer of Company and not individually, as of the          day of                     , 2008.

Name:
Title:	Chief Financial Officer

XI-3	Solvency Certificate

SCHEDULE 1.1

EXISTING LETTERS OF CREDIT

1.	LC Number 00532915
Beneficiary: Hartz Mountain Industries, Inc.
Amount: $400,000.00
Expiry Date: 1/31/06 (with automatic yearly extensions unless notice of non extension sent at least 60 days prior to any expiry)

2.	LC Number 00518898
Beneficiary: Liberty Mutual Insurance Co.
Amount: $870,094.81
Expiry Date: 7/1/07 (with automatic yearly extensions unless notice of non extension sent at least 60 day prior to any expiry)

3.	LC Number 00557787
Beneficiary: Zurich American Insurance Company
Amount: $1,570,000.00
Expiry Date: 06/30/06 Automatic yearly extensions unless notice of non extension sent at least 60 day prior to any expiry

4.	LC Number 00579822
Beneficiary: HI Chicago Northshore, LLC., c/o USAA Real Estate Co.
Amount: $50,000.00
Expiry Date: 09/07/07 Automatic yearly extensions unless notice of non extension sent at least 30 day prior to any expiry

5.	LC Number 00581179
Beneficiary: Loews Nashville Hotel Corp.
Amount: $100,000.00
Expiry Date: 09/07/07 Automatic yearly extensions unless notice of non extension sent at least 30 day prior to any expiry

6.	LC Number NZS613229
Beneficiary: Hedreen Hotel, LLC.
Amount: $75,000.00
Expiry Date: 12/31/08 with automatic yearly extensions unless notice of non extension sent at least 30 day prior to any expiry

7.	LC Number NZS613232
Beneficiary: Bellevue Square Managers I Limited Partnership
Amount: $193,751.00
Expiry Date: 9/30/08 with automatic yearly extensions unless notice of non extension sent at least 30 day prior to any expiry

SCHEDULE 2.1

LENDERS’ COMMITMENTS AND PRO RATA SHARES

Lender	Revolving Loan Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$37,500,000.00	15.000000000%
Bank of America, N.A.	$37,500,000.00	15.000000000%
JPMorgan Chase Bank, N.A.	$30,000,000.00	12.000000000%
Wachovia Bank, National Association	$30,000,000.00	12.000000000%
Raymond James Bank, FSB	$27,000,000.00	10.800000000%
Citibank N.A.	$24,000,000.00	9.600000000%
Fifth Third Bank	$24,000,000.00	9.600000000%
Carolina First Bank	$15,000,000.00	6.000000000%
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	$15,000,000.00	6.000000000%
First Tennessee Bank National Association	$10,000,000.00	4.000000000%

TOTAL	$250,000,000.00	100.000000000%

SCHEDULE 5.1

COMPANY AND ITS SUBSIDIARIES

Entity	Jurisdiction	Organizational ID
Ruth’s Chris Steak House, Inc.	Delaware	3961229
Ruth’s Chris Steak House Franchise, Inc.	Louisiana	34182261D
Ruth’s Chris Steak House #15, Inc.	Louisiana	34450870D
Ruth’s Chris Steak House Texas, L.P.	Texas	13924510
RCSH Operations, Inc.	California	C1464209
RCSH Operations, LLC	Louisiana	35012938K
RCSH Holdings, Inc.	Louisiana	34702607D
RCSH Promotions, LLC	Louisiana	35278809K
RCSH Management, Inc.	Louisiana	34866350D
R.F. Inc.	Louisiana	34505180D
R.C. Equipment, Inc.	Louisiana	34333874D
Ruth’s Chris Steak House Boston, LLC	Louisiana	35751639K
Ruth’s Chris Steak House Dallas, L.P.	Texas	800330027
RHG Fish Market, Inc.	Florida	P07000120953
RHG Kingfish, LLC	Florida	L07000112194
RCSH Millwork, LLC	Florida	L07000077473
RCSH Utah, Inc.	Utah	6744930-0142

Chief Executive Office for the Company and all Subsidiaries listed above:

500 International Parkway

Suite 100

Heathrow, FL 32746

Entity	Owner/Partner/Sole Member
Ruth’s Chris Steak House Franchise, Inc.	Ruth’s Chris Steak House, Inc./Owner

Ruth’s Chris Steak House #15, Inc.	Ruth’s Chris Steak House, Inc./Owner

Ruth’s Chris Steak House Texas, L.P.	Ruth’s Chris Steak House, Inc. -General Partner 1%
RCSH Holdings, Inc. – Limited Partner 99%

RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc./Owner

RCSH Operations, LLC	Ruth’s Chris Steak House, Inc./100% Sole Member

Entity	Owner/Partner/Sole Member
RCSH Holdings, Inc.	Ruth’s Chris Steak House, Inc./Owner

RCSH Promotions, LLC	Ruth’s Chris Steak House, Inc./100% Sole Member

RCSH Management, Inc.	Ruth’s Chris Steak House, Inc./Owner

R.F. Inc.	Ruth’s Chris Steak House, Inc./Owner

R.C. Equipment, Inc.	Ruth’s Chris Steak House, Inc./Owner

Ruth’s Chris Steak House Boston, LLC	Ruth’s Chris Steak House, Inc./100% Sole Member

Ruth’s Chris Steak House Dallas, L.P.	Ruth’s Chris Steak House, Inc. -General Partner 1%
RCSH Holdings, Inc. – Limited Partner 99%

RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc./Owner

RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc./100% Sole Member

RCSH Millwork, LLC	RCSH Operations, LLC/100% Sole Member

RCSH Utah, Inc.	Ruth’s Chris Steak House, Inc./Owner

SCHEDULE 5.5

INTELLECTUAL PROPERTY

SCHEDULE OF ALL IP ACQUIRED FROM CAMERON MITCHELL RESTAURANTS, LLC

Federal Service Mark Registrations & Applications

Status	Mark	Registration No./Serial No.
Reg	Mitchell’s Fish Market (words)	2,713,985
Pending	Mitchell’s Steakhouse (words)	77/330033
Pending	Cameron’s Steakhouse (words)*	77/330403
Pending	Mitchell’s Ocean Club (words)**	77/038135
Pending	Columbus Fish Market (words)	77/330031

*       Per the consent agreement executed between CMR and RCSH, the application for and subsequent registration of the mark “Cameron’s Steakhouse” is limited to “steakhouse and seafood restaurant services” in Class 43.

**     this application has been suspended by the Patent & Trademark Office pending disposition of four other third-party applications. Also, RCSH has granted an exclusive, non-assignable, limited, and royalty-free license to CMR to use the mark only in connection with CMR’s operation of the Mitchell’s Ocean Club restaurant located in Columbus, Ohio and as the mark is currently being used there.

Note: the applications for “Cameron’s Steakhouse”, “Mitchell’s Steakhouse” and “Columbus Fish Market” were filed with Petitions to Make Special seeking expedited treatment of the applications. The petition for “Mitchell’s Steakhouse” was denied while the petitions were granted for “Cameron’s Steakhouse” and “Columbus Fish Market”.

Common Law Service Marks (unregistered)

	Mark	Services
	Fish Any Fresher Would Still Be In the Ocean	restaurant services
	Mitchell’s Fish Market Seafood Restaurant & Bar & design	restaurant services
	Columbus Fish Market Seafood Restaurant & Bar & design	restaurant services

Current/Pending State Service Mark Registrations

None.

Other Unregistered Intellectual Property

The Name ‘Mitchell’

The name “Mitchell” (including any stylistic presentation or possessive/plural-possessive form) for use and for future exploitation by RCSH in connection with the provision of restaurant, lounge, catering or food services of any kind and scope worldwide, whether used in connection with the restaurants acquired by RCSH or not, to include, without limitation, (i) marketing, promotion or advertisement in any form of such services; (ii) trademark, service mark or trade name use and federal, state or foreign registration in any class related to or associated with such services or the promotion or advertisement of same; and (iii) as part of or the subject of a copyright claim, use or registration.

Note: RCSH has granted to Cameron Mitchell, in his individual capacity, a non-exclusive, limited, royalty-free, and non-assignable license to use the name “Mitchell” as part of the business names “Cameron Mitchell Catering Company” and “Cameron Mitchell Restaurants, LLC” with location restrictions. He is also prohibited from sub-licensing this right.

The Name ‘Cameron’

The name “Cameron” (including any stylistic presentation or possessive/plural-possessive form) for use and for future exploitation by RCSH in connection with the provision of “steakhouse and seafood restaurant services” worldwide, such exploitation and use to include, without limitation, (i) marketing, promotion or advertisement in any form of such services; (ii) trademark, service mark or trade name use and federal, state or foreign registration in any class related to or associated with such services or the promotion or advertisement of same; and (iii) as part or the subject of a copyright claim, use or registration.

Current U.S. Copyright Registrations*

None

*	Under U.S. Copyright Law, works are considered copyright protected from the moment they are fixed in a tangible medium of expression. Registration is not required to secure protection. Despite the fact that there are no works currently registered at U.S. Copyright Office, there are numerous works, including, but not limited to, print advertisements, brochures, fliers, television and radio advertisements, pictures and menus, that are still protected by copyright but are not registered at the U.S. Copyright Office. These unregistered - but not unprotected - works are too voluminous to compile or include here.

Trade Secrets

All trade secrets used or useful in the operation of the restaurants Mitchell’s Fish Market, Cameron’s Steakhouse and Mitchell’s Steakhouse.

Trade Dress

All trade dress used or useful in the operation of the restaurants Mitchell’s Fish Market, Cameron’s Steakhouse and Mitchell’s Steakhouse.

SCHEDULE 5.5

INTELLECTUAL PROPERTY

SCHEDULE OF ALL RCSH FEDERAL SERVICE MARK REGISTRATIONS & APPLICATIONS

Federal Service Mark Registrations & Applications

Status	Mark	Registration No./Serial No.
Reg	Ruth’s Chris Steak House - U.S. Prime & Design*	1,164,124
Reg	Home of Serious Steaks	1,808,168
Reg	Ruth’s Chris	2,374,574
Reg	Chris	2,430,733
Reg	US Prime & Design	2,321,545
Reg	The Sound of Perfection	2,469,604
Reg	Ruth’s Christening	2,469,603
Reg	The Experience (Ruth’s Chris Steak House - U.S. Prime & Design)	2,868,284
Reg	Ruth’s Table (words)	2,850,613
Reg	Ruth’s Table (design)	2,878,776
Reg	Life’s Too Short to Eat Anywhere Else	2,853,187
Reg	Just Follow the Sizzle	3,028,865
Pending	(Friends of Ruth’s) An Even Higher Degree of Sizzle	77/177973
Reg	Friends of Ruth’s (words)	3,339,197
Reg	Ruth’s Chris Steak House Logo (w/o US Prime)	3,334,040
Pending	(stylized R seal)	77/270535
Pending	R • Ruth’s Table (new design)	77/270547

*	This registration was recently amended to delete the word “only” from the disclaimer as it no longer appears in the mark.

SCHEDULE 5.5

INTELLECTUAL PROPERTY

SCHEDULE OF ALL RCSH’S STATE SERVICE MARK REGISTRATIONS & APPLICATIONS

State Service Mark Registrations & Applications (by state)

State	Mark	Reg. No.
AL	Ruth’s Chris Steak House US Prime & design	108-222
AL	Chris	100-263
AL	Ruth’s	100-899
AL	U.S. Prime & Design	108-308
AL	Home of Serious Steaks	105-567

AR	Ruth’s Chris Steak House US Prime & design	800124281
AR	U.S. Prime & design	800124663
AR	Ruth’s Chris	800124707
AR	Chris	800124689

AZ	Ruth’s Chris	25899
AZ	U.S. Prime & design	46858
AZ	Home of Serious Steaks	31428
AZ	Ruth’s Chris Steak House US Prime & design (app filed)

CA	Ruth’s Chris Steak House US Prime & design	51447
CA	Ruth’s Chris	51445
CA	Chris	51446
CA	U.S. Prime & design	57773
CA	Home of Serious Steaks	42364

CO	Ruth’s Chris Steak House US Prime & design	941107526
CO	Ruth’s Chris	941107524
CO	Home of Serious Steaks	941107523
CO	U.S. Prime & design	941107527

CT	U.S. Prime & design	21678
CT	Ruth’s Chris	8806
CT	Chris	8807
CT	Ruth’s Chris Steak House US Prime & design	21716

FL	Ruth’s Chris Steak House US Prime Only & design	T08823
FL	Ruth’s Chris	T08822
FL	Chris	T08821
FL	Ruth’s Chris Steak House US Prime & design	T07000001752
FL	U.S. Prime & design	T07000001748

GA	Ruth’s Chris Steak House US Prime & design	S-23862
GA	Ruth’s Chris	S-8042
GA	Chris	S-8043
GA	Home of Serious Steaks	S-12316
GA	U.S. Prime & design	S-20310

HI	RCSH Tradename	227392
HI	Ruth’s Chris Steak House US Prime & design	227977
HI	Ruth’s Chris	227974
HI	Home of Serious Steaks	227973
HI	U.S. Prime & design	227978
HI	Chris	227972

IL	Ruth’s Chris Steak House US Prime & design	89483
IL	Ruth’s Chris	71130
IL	Chris	71131
IL	U.S. Prime & design	89960

IN	Home of Serious Steaks	5010-2707
IN	Ruth’s Chris Steak House US Prime & design	5010-2708
IN	Ruth’s Chris	5010-2705
IN	Chris	5010-2706
IN	U.S. Prime & design	5010-2704

KY	U.S. Prime & design	Cert. No. 015356
KY	Ruth’s Chris	Cert. No. 015354
KY	Home of Serious Steaks	Cert. No. 015353
KY	Chris	Cert. No. 015352
KY	Ruth’s Chris Steak House US Prime & design	Cert. No. 015355

LA	Chris	n/a
LA	Ruth’s Chris	n/a
LA	Ruth’s Chris Steak House US Prime & design	n/a
LA	Color Red for Steakhouse	n/a
LA	Home of Serious Steaks	n/a
LA	U.S. Prime & design	n/a

MA	U.S. Prime & design	66609
MA	Ruth’s Chris Steak House US Prime & design	66607
MA	Ruth’s Chris	66608
MA	Curley’s Bar (words only)	66606
MA	Curley’s Bar (logo)	67447

MD	U.S. Prime & design	2002-0073
MD	Ruth’s Chris Steak House US Prime & design	2002-0072
MD	Chris	1992-S3007
MD	Ruth’s Chris	1992-S3008
MD	Home of Serious Steaks	2002-0216

MI	Home of Serious Steaks	M01-500
MI	Ruth’s Chris	M01-502
MI	Chris	M01-499
MI	US Prime & Design	M07-320
MI	Ruth’s Chris Steak House US Prime & design	M01-501

MN	Ruth’s Chris	19759
MN	Ruth’s Chris Steak House US Prime & design	32416
MN	U.S. Prime & design	33267
MN	Home of Serious Steaks	20114

MN	Chris	19757

MO	Chris	S-9928
MO	Ruth’s Chris	S-9929
MO	Ruth’s Chris Steak House US Prime Only & design	S-9930
MO	U.S. Prime & design	S015960
MO	Home of Serious Steaks	S-12171

MS	Ruth’s Chris (application filed)
MS	Chris (application filed)
MS	Ruth’s Chris Steak House US Prime & design (application filed)
MS	US Prime & design (application filed)

NC	U.S. Prime & design	T-15232
NC	Ruth’s Chris Steak House US Prime & design	T-15229
NC	Chris	T-15230
NC	Ruth’s Chris	T-15233
NC	Home of Serious Steaks	T-15231

NJ	Ruth’s Chris Steak House US Prime & design	19707
NJ	Ruth’s Chris	19706
NJ	Chris	9296
NJ	U.S. Prime & design	19708

NV	Chris	Vol. 23, p. 306
NV	Ruth’s Chris	Vol, 23, p. 308
NV	Ruth’s Chris Steak House US Prime & design	Vol. 32, p. 665
NV	U.S. Prime & design	Vol. 32, p. 774

NY	Ruth’s Chris Steak House - U.S. Prime	S-18562
NY	U.S. Prime & design	S-18561
NY	Chris	S-13886
NY	Ruth’s Chris	S-13884
NY	Home of Serious Steaks	S-13885

OH	U.S. Prime & design	1064466
OH	Home of Serious Steaks	1064467
OH	Chris	1072390
OH	Ruth’s Chris Steak House US Prime & design	1072389
OH	Ruth’s Chris	1072088

OR	Ruth’s Chris Steak House US Prime & design	S33158
OR	Ruth’s Chris	S33154
OR	Chris	S33155
OR	U.S. Prime & design	S33161
OR	Home of Serious Steaks	S33153

PA	U.S. Prime & design	3109220
PA	Home of Serious Steaks	2187874
PA	Chris	2878076
PA	Ruth’s Chris Steak House US Prime & design	2878073
PA	Ruth’s Chris	2878071

RI	Ruth’s Chris	07.06.012
RI	Chris (application filed)
RI	Ruth’s Chris Steak House US Prime & design	07.06.001
RI	US Prime & Design	07.06.002

SC	Ruth’s Chris	n/a
SC	Ruth’s Chris Steak House US Prime & design	n/a
SC	U.S. Prime & design	n/a

TN	U.S. Prime & design	n/a
TN	Ruth’s Chris Steak House US Prime & design	n/a
TN	Chris	n/a
TN	Ruth’s Chris	n/a

TX	Chris	5045617
TX	Ruth’s Chris Steak House US Prime & design	5969217
TX	Ruth’s Chris	5060017
TX	Home of Serious Steaks	5251717

UT	Chris	n/a
UT	Ruth’s Chris	n/a
UT	US Prime & Design	n/a
UT	Ruth’s Chris Steak House US Prime & design	n/a

VA	Chris	A4299
VA	Ruth’s Chris	A4301

WA	U.S. Prime & design	31094
WA	Home of Serious Steaks	21875
WA	Chris	18669
WA	Ruth’s Chris Steak House US Prime & design	18671
WA	Ruth’s Chris	18670

Notes:

We are in the process in several states of ensuring that the registrations currently reflect that RCSH has changed its state of incorporation from Louisiana to Delaware. In some states, this can only be done via a formal assignment whereas others will accept a mere notice.

The company is allowing the mark “Ruth’s Chris Steak House - U.S. Prime Only” to lapse pursuant to a policy that it enacted in 1999.

In some states, the registration for “Home of Serious Steaks” has been allowed to expire because the mark is no longer being used in that state.

SCHEDULE 5.5

INTELLECTUAL PROPERTY

International Service Mark Registrations

	Mark	Reg No./App No.
Aruba	Ruth’s Chris Steak House - U.S. Prime & Design	26645
Aruba	Ruth’s Chris	26643
Aruba	US Prime & Design	26644
Aruba	Chris	26642

Austria*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
Austria*	Ruth’s Chris (application filed)	A0001344
Austria*	US Prime (application filed)	A0001342
Austria*	Chris (application filed)	A0001304

Bahamas	Ruth’s Chris Steak House - U.S. Prime & Design (Class 39) (application filed)	30.530
Bahamas	Ruth’s Chris (Class 39) (application filed)	30.528
Bahamas	Chris (Class 39) (application filed)	30.529
Bahamas	US Prime & Design (Class 39) (application filed)	30.531
Bahamas	Ruth’s Chris Steak House - U.S. Prime & Design (Class 50) (application filed)	30.547
Bahamas	Ruth’s Chris (Class 50) (application filed)	30.545
Bahamas	Chris (Class 50) (application filed)	30.546
Bahamas	US Prime & Design (Class 50) (application filed)	30.548

Bahrain	Ruth’s Chris	50490
Bahrain	Chris	50488
Bahrain	US Prime & Design	50489
Bahrain	Ruth’s Chris Steak House - U.S. Prime & Design	50491
Bahrain	Ruth’s Chris Steak House - no US Prime & Design	54630

Canada	Home of Serious Steaks	443056
Canada	Ruth’s Chris Steak House - U.S. Prime Only & Design	444650
Canada	U.S. Prime Only	444651
Canada	Ruth’s Chris	623865
Canada	Chris	623730
Canada	U.S. Prime & Design (application filed)
Canada	Ruth’s Chris Steak House - U.S. Prime (application filed)	670450

China (mainland)	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	n/a
China (mainland)	U.S. Prime & Design (application filed)	n/a
China (mainland)	Ruth’s Chris (application filed)	n/a
China (mainland)	Chris (application filed)	n/a
China (mainland)	RCSH US Prime Only	1031876

Costa Rica	“Ruth’s Chris”	156328
Costa Rica	“Chris”	156327
Costa Rica	“RCSH US Prime”	157805
Costa Rica	“U.S. Prime (Design)”	159876

El Salvador	Ruth’s Chris (application filed)	60446/06
El Salvador	Chris (application filed)	60445/06
El Salvador	US Prime & Design (application filed)	60444/06

El Salvador	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	60443/06

France*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
France*	Ruth’s Chris (application filed)	A0001344
France*	US Prime (application filed)	A0001342
France*	Chris (application filed)	A0001304

Germany*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
Germany*	Ruth’s Chris (application filed)	A0001344
Germany*	US Prime (application filed)	A0001342
Germany*	Chris (application filed)	A0001304

Guatemala	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	2006-9602
Guatemala	U.S. Prime & Design (application filed)	2006-9600
Guatemala	Ruth’s Chris	152.089/156/365
Guatemala	Chris (application filed)	2006-9599

Honduras	US Prime & Design	11.872
Honduras	RCSH US Prime	11.995
Honduras	Ruth’s Chris	11.996
Honduras	Chris	11.998

Hong Kong	Chris	03556 of 2003
Hong Kong	Ruth’s Chris Steak House - U.S. Prime & Design	03558 of 2003
Hong Kong	Ruth’s Chris	03557 of 2003
Hong Kong	The Ruth’s Chris Steak House - U.S. Prime Experience	B13985 of 2003

Hungary*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
Hungary*	Ruth’s Chris (application filed)	A0001344
Hungary*	US Prime (application filed)	A0001342
Hungary*	Chris (application filed)	A0001304

Ireland*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
Ireland*	Ruth’s Chris (application filed)	A0001344
Ireland*	US Prime (application filed)	A0001342
Ireland*	Chris (application filed)	A0001304

Italy*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
Italy*	Ruth’s Chris (application filed)	A0001344
Italy*	US Prime (application filed)	A0001342
Italy*	Chris (application filed)	A0001304

Japan	Ruth’s Chris (application filed)	n/a
Japan	Chris	855383
Japan	RCSH US Prime (application filed)	n/a
Japan	US Prime & Design (application filed)	n/a

Jordan	Ruth’s Chris	89118
Jordan	Chris	89119
Jordan	US Prime & Design	89743
Jordan	Ruth’s Chris Steak House - U.S. Prime & Design	90053
Jordan	Ruth’s Chris Steak House - no US Prime & Design	91089

Kuwait	Ruth’s Chris (application filed)	80791
Kuwait	Chris (application filed)	80792
Kuwait	US Prime & Design (application filed)	80793
Kuwait	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	80794
Kuwait	Ruth’s Chris Steak House - no US-Prime & Design (application filed)	83867

Mexico	Home of Serious Steaks	434887
Mexico	Ruth’s Chris	429225
Mexico	Chris	429224
Mexico	U.S. Prime & Design	806539
Mexico	RCSH - U.S. Prime & Design	806540
Mexico	Ruth’s Chris Steak House - U.S. Prime Only & Design	437459
Mexico	RCSH - U.S. Prime & Design Steak Picture (Cl. 16)	819283
Mexico	RCSH - U.S. Prime & Design Steak Picture (Cl. 35)	821647
Mexico	RCSH - U.S. Prime & Design Steak Picture (Cl. 43)	819284
Mexico	U.S. Prime Only & Design	438893

Nicaragua	RCSH US Prime	0600087 LM
Nicaragua	US Prime & Design	0600086 LM
Nicaragua	Chris	0600089 LM
Nicaragua	Ruth’s Chris	0600088 LM

Panama	Ruth’s Chris Steak House - U.S. Prime & Design	144223
Panama	US Prime & Design	144225
Panama	Chris	144226
Panama	Ruth’s Chris	144224

Philippines	RCSH US Prime (registration pending use in country)	4-2005-003935
Philippines	Ruth’s Chris (registration pending use in country)	4-2005-003933
Philippines	Chris (registration pending use in country)	4-2005-003934

Puerto Rico	Ruth’s Chris	8051
Puerto Rico	Chris	8052
Puerto Rico	Ruth’s Chris Steak House - U.S. Prime	62709
Puerto Rico	Home of Serious Steaks	8054
Puerto Rico	U.S. Prime & Design	62648

Qatar	Ruth’s Chris (application filed)	42066
Qatar	Chris (application filed)	42067
Qatar	US Prime & Design (application filed)	42068
Qatar	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	42069
Qatar	Ruth’s Chris Steak House - no US Prime & Design (application filed)	44465

Saudi Arabia	Ruth’s Chris (application filed)	113984
Saudi Arabia	Chris (application filed)	113985
Saudi Arabia	US Prime & Design	951/3
Saudi Arabia	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	113987
Saudi Arabia	Ruth’s Chris Steak House - no US Prime & Design (application filed)	114684

South Korea	Chris (application filed)	2007-10980
South Korea	Ruth’s Chris (application filed)	2007-10979

South Korea	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	2007-10983
South Korea	U.S. Prime & Design (application filed)	2007-10982

Spain*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
Spain*	Ruth’s Chris (application filed)	A0001344
Spain*	US Prime (application filed)	A0001342
Spain*	Chris (application filed)	A0001304

Switzerland	Ruth’s Chris Steak House - U.S. Prime & Design	553383
Switzerland	Ruth’s Chris	553368
Switzerland	Chris	553369

Taiwan	Ruth’s Chris	00067733
Taiwan	Chris	00067747
Taiwan	Ruth’s Chris Steak House - U.S. Prime & Design	01139741
Taiwan	U.S. Prime & Design	01139740

Thailand	Ruth’s Chris	Bor 31995

Turkey	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	2007/34037
Turkey	Ruth’s Chris Steak House - w/o US Prime (application filed)	2007/34036
Turkey	Ruth’s Chris (application filed)	2007/34039
Turkey	US Prime & Design (application filed)	2007/24038
Turkey	Chris (application filed)	2007/34038

United Arab Emirates	Ruth’s Chris (application filed)	87811
United Arab Emirates	Chris (application filed)	87812
United Arab Emirates	US Prime & Design (application filed)	87813
United Arab Emirates	Ruth’s Chris Steak House - U.S. Prime & Design (application filed)	87814
United Arab Emirates	Ruth’s Chris Steak House - no US Prime & Design (application filed)	92130

United Kingdom*	Ruth’s Chris Steak House - US Prime (application filed)	A0001345
United Kingdom*	Ruth’s Chris (application filed)	A0001344
United Kingdom*	US Prime (application filed)	A0001342
United Kingdom*	Chris (application filed)	A0001304

WIPO Madrid	Chris	855838
WIPO Madrid	Ruth’s Chris	850161
WIPO Madrid	RCSH US Prime	850142
WIPO Madrid	US Prime & Design	850166

*	Applications filed through the United States Patent & Trademark Office using the Madrid Protocol based upon the WIPO Madrid international registrations. The applications were specifically seeking subsequent designation of RCSH’s WIPO Madrid registrations to these countries.

SCHEDULE 5.5

INTELLECTUAL PROPERTY

Registered Copyrights*

Country	Work (date of first publication)	Registration No.
US	Texas Ruth’s Chris Steak House Menu (1981)	TX 1-315-303
US	Louisiana Ruth’s Chris Steak House Menu (1982)	TX 1-315-302
US	Ruth’s Chris Steak House Menu (1986)	TX 4-409-205
US	Ruth’s Chris Steak House Menu (1995)	TX 4-409-204
US	Ruth’s Chris Steak House Menu (2000)	TX 5-305-338
US	Ruth’s Chris Steak House Texas Menu (2002)	TX-5-782-174
US	Ruth’s Chris Steak House Menu (2003)	TX-5-915-777
US	Ruth’s Chris Steak House Lunch Menu (2003)	TX 5-915-778
US	The Sizzling Reward for the Frequent Flyer (1992)	VA 774-023
US	Steak Picture (1996)	VA 1-102-877
US	Steak Picture (2003)	VA-1-266-519
US	Steak Picture (2005)	VA-1-301-920
US	Toast (2005)	VA-1-301-921
US	Ahi Tuna Stack (2005)	VA-1-301-922
US	It’s the Sizzle Heard Round the World (1996)	VA 1-311-599

Mexico	Steak Picture (1996)	03-2003-111910421600-01

*	Under U.S. Copyright Law, works are considered copyright protected from the moment they are fixed in a tangible medium of expression. Registration is not required to secure protection. The works listed above are only those that have been presented and registered at the U.S. Copyright Office. There are numerous other works, including print advertisements, brochures, fliers, television and radio advertisements, pictures and menus, that are still protected by copyright but are not registered at the U.S. Copyright Office. These unregistered - but not unprotected - works are too voluminous to compile or include here.

Other Unregistered Intellectual Property

Trade Secrets
US	Recipes
US	S-MAC training system
US	Vendor lists (national, regional and local)
US	Kitchen lay-out designs
US	Meat and food product specifications
US	Kitchen equipment specifications

SCHEDULE 5.6

LITIGATION

1. Nikko Rose and Brandon Rose, on behalf of themselves and all others similarly situated v. Ruth’s Chris Steak House, Inc., No. 1:07-cv-12166-WGY, on the docket of the United States District Court for the District of Massachusetts, Boston Division. On November, 19, 2007, Nikko Rose and Brandon Rose on behalf of themselves and other current and former waitstaff at Ruth’s Chris restaurants filed a class action suit against Ruth’s Chris Steak House, Inc. in the United States District Court for the District of Massachusetts, Boston Division. The Plaintiffs allege that the Defendant violated the Fair Labor Standards Act by improperly taking a “tip credit” against the minimum wage for its waitstaff employees. The Plaintiffs seek monetary damages in the form of restitution for the portion of the minimum wage they did not receive in base pay, liquidated damages, attorneys’ fees and costs and any other damages to which they may be entitled under law. It is impossible at this time to determine the outcome of this matter.

2. Nikko Rose and Brandon Rose, on behalf of themselves and all others similarly situated v. Ruth’s Chris Steak House, Inc., No. 07-5081-A, on the docket of the Superior Court of the Commonwealth of Massachusetts, Suffolk, ss. On November, 19, 2007, Nikko Rose and Brandon Rose on behalf of themselves and other current and former waitstaff at Ruth’s Chris restaurants filed a class action suit against Ruth’s Chris Steak House, Inc. in the Superior Court of the Commonwealth of Massachusetts, Suffolk, ss. The Plaintiffs allege that the Defendant violated the Massachusetts Tips Law. The Plaintiffs seek monetary damages in the form of restitution for the portion of the gratuities and services charges they did not receive, statutory trebling of damages, and attorney’s fees and costs. It is impossible at this time to determine the outcome of this matter.

3. In Re: Melia Stopa, EEOC Charge No. 570-2007-01860, Ms. Stopa filed a charge of discrimination with the U.S. Equal Employment Opportunity Commission on November 14, 2007 alleging that she was discriminated against on the basis of her sex. We responded to Ms. Stopa’s charge on January 16, 2008. We are awaiting the EEOC’s decision. It is impossible at this time to predict the outcome of this matter.

Under present law the Commission has no authority to issue judgments or otherwise to require the payment of back pay or other damages. In order to obtain such relief, the Commission or the claimant would have to pursue the claim by instituting litigation against the Company. Because it is impossible at this time to evaluate the likelihood that such litigation will be instituted and also because neither we nor, to our knowledge, the Commission has made any significant investigation of the facts relating to this charge, it is impossible at this time to evaluate the possibility that this charge will result in any liability to the Company.

On August 31, 2007, Ruth’s Chris received correspondence from counsel in Washington, D.C. alleging individual claims of discrimination and class sex discrimination claims. We have ongoing discussions with these attorneys. As noted above, the Bush and Stopa EEOC charges are pending. It is impossible at this time to predict the outcome of this matter.

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

None

SCHEDULE 7.1

CERTAIN EXISTING INDEBTEDNESS

None

SCHEDULE 7.2

CERTAIN EXISTING LIENS1

Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral Description
1. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00083115648	11/2/04	Equipment

2. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00088318865	4/14/05	Equipment

3. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00096153714	12/1/05	Equipment

4. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00096497833	12/12/05	Equipment

5. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00098364440	2/3/06	Equipment

6. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00098961709	2/23/06	Equipment

7. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00103949286	7/5/06	Equipment

8. Cameron Mitchell Restaurants	Wells Fargo Financial Leasing, Inc.	Ohio	OH00103949397	7/5/06	Equipment

9. Cameron Mitchell Restaurants, LLC	Howard Rock Fee, LLC	Ohio	OH00113848163	4/9/07	All of Debtor’s right, title and interest in all goods, wares, equipment and fixtures used in Debtor’s business at Grand Boulevard Shopping Center, Sandestin, Florida

10. Ruth’s Chris Steak House, Inc.	Noreast Capital Corporation	Delaware	63220035	9/19/06	Equipment

11. Ruth’s Chris Steak House, Inc.	U.S. Bancorp	Delaware	2007 74600473	12/5/07	Equipment

[1]	RHG Fish Market, Inc. will assume all Seller’s obligations in Michigan and Illinois. RHG Kingfish, LLC will assume all Seller’s obligations in all other states.

SCHEDULE 7.3

CERTAIN EXISTING INVESTMENTS

None

SCHEDULE 7.4

CERTAIN CONTINGENT OBLIGATIONS

Ruth’s Chris Steak House, Inc. has guaranteed operating leases for the following locations:

Location	Landlord	Tenant	Guarantor
MFM Chicago Glenview	OliverMcMillan Glenview, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MFM Detroit Birmingham	Palladium Restaurant III, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MFM Detroit Livonia	Schoolcraft Commons Unit 2, L.L.C.	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MFM Lansing Eastwood	Lansing Pavilion, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MFM Rochester Hills	Meadowbrook Associates, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MFM Scottsdale/Kierland Crossing	Kierland Crossing, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MFM Stamford Town Center	Rich-Taubman Associates	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Sandestin Grand Blvd	Howard Rock Fee, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM St. Johns Town Center/JAX	St. Johns Town Center, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Tampa West Shore Plaza	Glimcher Westshore, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Indianapolis Clay Terrace	Clay Terrace Partners, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Louisville The Summit	Louisville Retail Company, L.L.C.	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Cincinnati Newport on the Levee	Newport on the Levee LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Cincinnati Westchester	Cincinnati Specialty Center, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Cleveland Woodmere	Chagrin Retail, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

CFM Columbus Crosswoods	Bob Evans Farms, Inc.	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Pittsburgh The Waterfront	The Waterfront Partners, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM South Hills Galleria	Continental/Galleria, LP	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MFM Milwaukee Brookfield Sq	Brookfield Square Joint Venture	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

CS Scottsdale/Kierland Crossing	Kierland Crossing, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

CS Detroit Birmingham	Palladium Restaurant III, LLC	RHG Fish Market, Inc.	Ruth’s Chris Steak House, Inc.

MS Columbus Downtown	Gay Street Properties Ltd	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

MS Columbus Polaris	Polaris Mall, LLC	RHG Kingfish, LLC	Ruth’s Chris Steak House, Inc.

RCSH Bethesda	NYLIFE Funding, Inc.	RCSH Operations, LLC	Ruth’s Chris Steak House, Inc.

RCSH Beverly Hills	Chadorchi Living Trust	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH Boston	Old City Hall Landmark Corporation	Ruth’s Chris Steak House Boston, LLC	Ruth’s Chris Steak House, Inc.

RCSH Coral Gables	Equity Residential management, L.L.C.	RCSH Operations, LLC	Ruth’s Chris Steak House, Inc.

RCSH Del Mar	Pacific Torrey Reserve Holdings, LP	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH Irvine	Maguire Properties - Park Place, LLC	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH Lafayette	A.J Bernard and Dr. John Bernard	RCSH Operations, LLC	Ruth’s Chris Steak House, Inc.

RCSH Phoenix	2201 Camelback Associates, LLC	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH San Diego	H-I Joint Venture	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH San Francisco (Conditional Guaranty)	1700 California Street, LLC	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH Scottsdale	HCA AZ, LLC; MPI AZ, LLC; SPI AZ, LLC; KB LMS, LLC; and KB LMS II, LLC,	RCSH Operations, Inc.	Ruth’s Chris Steak House, Inc.

RCSH Weehawken	Hartz Mountain Industries, Inc.	RCSH Operations, LLC	Ruth’s Chris Steak House, Inc.

RCSH Winter Park	Winter Park Town Center Ltd.	RCSH Operations, LLC	Ruth’s Chris Steak House, Inc.

RCSH Washington DC (DC1)	Starwood Urban Retail III, LLC	RCSH Operations, LLC	Ruth’s Chris Steak House, Inc.

MFM – Mitchell’s Fish Market

CFM – Columbus Fish Market

CS – Cameron’s Steakhouse

MS – Mitchell’s Steakhouse

RCSH – Ruth’s Chris Steak House